Exhibit 4.1

QUIKSILVER, INC.

QS WHOLESALE, INC.,

as Issuers,

THE SUBSIDIARY GUARANTORS PARTIES

HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

7.875% Senior Secured Notes due 2018

INDENTURE

Dated as of July 16, 2013

SECTION 14.8.	No Recourse Against Others.	113

SECTION 14.9.	Successors.	114

SECTION 14.10.	Multiple Originals.	114

SECTION 14.11.	Variable Provisions.	114

SECTION 14.12.	Table of Contents; Headings.	114

SECTION 14.13.	Force Majeure.	114

SECTION 14.14.	U.S.A. Patriot Act.	114

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Notation of Guarantee
EXHIBIT C	Form of Indenture Supplement to Add Subsidiary Guarantors

INDENTURE, dated as of July 16, 2013, among Quiksilver, Inc., a Delaware corporation (the “Company”), QS Wholesale, Inc., a California corporation (“QS Wholesale” and, together with the Company, the “Issuers”), the Subsidiary Guarantors (as defined herein), Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), and Wells Fargo Bank, National Association, a national banking association, as Collateral Agent (as defined herein).

Recitals of the Issuers

The Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) the Issuers’ 7.875% Senior Secured Notes due 2018, issued on the Issue Date (the “Initial Notes”) and the guarantee thereof by the Subsidiary Guarantors and (ii) if and when issued, an unlimited principal amount of additional 7.875% Senior Secured Notes due 2018 that may be offered from time to time subsequent to the Issue Date (the “Additional Notes” and, together with the Initial Notes, the “Notes”) and the guarantee thereof by certain of the Company’s Subsidiaries. $280,000,000 in aggregate principal amount of Initial Notes shall be initially issued on the date hereof.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1. Definitions.

“ABL Administrative Agent” means Bank of America, N.A., as administrative agent under the ABL Credit Facility, and its successors, replacements and/or assigns in such capacity.

“ABL Credit Facility” means the Amended and Restated Credit Agreement, dated as of May 24, 2013, by and among, inter alia, QS Wholesale, as lead borrower, and the other borrowers named therein (collectively, the “ABL Borrowers”), the guarantors named therein (the “ABL Guarantors”), the ABL Lenders, the ABL Administrative Agent and the ABL co-collateral agents, as amended by the First Amendment to the Amended and Restated Credit Agreement, dated as of the date hereof, and as may be further amended, supplemented, restated, modified, renewed, restructured, refunded, replaced, refinanced or otherwise modified in whole or in part from time to time (including any refunding, replacement or refinancing debt facility, commercial paper facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 3.3) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder, in each case, to the extent permitted by the Intercreditor Agreement, and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original credit agreement or any other credit or other agreement or indenture).

“ABL Documents” has the meaning set forth in the Intercreditor Agreement.

“ABL Lenders” means the financial institutions party from time to time to the ABL Credit Facility and shall include all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any ABL Credit Facility.

“ABL Liens” means all Liens in favor of the ABL Administrative Agent on Collateral securing the ABL Obligations.

“ABL Loan Parties” means collectively, the ABL Borrowers, the ABL Guarantors and each other direct or indirect subsidiary or parent of the ABL Borrowers or any of their affiliates that is now or hereafter becomes a party to any ABL Document.

“ABL Obligations” means all obligations of every nature of each ABL Loan Party from time to time owed to the holders of ABL Obligations, or any of them, under any document governing ABL Obligations, whether for principal, interest, reimbursement of amounts drawn under letters of credit, payments for early termination of Swap Contracts, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the documents governing ABL Obligations (including interest, fees, expenses, indemnities and other obligations which, but for the filing of an insolvency proceeding with respect to such ABL Loan Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Loan Party for such interest, fees, expenses, indemnities and other obligations in the related insolvency proceeding), as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means (i) any property, long-term assets (other than Indebtedness and Capital Stock) or all or substantially all of a company, division, operating unit, segment, business or line of business to be used by the Company, QS Wholesale or a Restricted Subsidiary in a Related Business; (ii) with respect to an Asset Disposition of current assets, any property or assets (other than cash, Cash Equivalents, Indebtedness and Capital Stock) to be used by the Company, QS Wholesale or a Restricted Subsidiary in a Related Business; (iii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company, QS Wholesale or a Restricted Subsidiary; or (iv) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clauses (iii) and (iv), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired after the Issue Date by an Issuer or a Subsidiary Guarantor (including assets and property acquired from the other Issuer or another Subsidiary Guarantor), which in each case constitutes Collateral or would have constituted Collateral had such assets and property been owned by such Issuer or such Subsidiary Guarantor on the Issue Date.

“Applicable Premium” means, with respect to a Note on any Redemption Date, the excess of (i) the present value on such Redemption Date of (A) the redemption price of such Note on February 1, 2016 (such redemption price being that specified in paragraph 5 of the form of Notes set forth in Exhibit A hereto), plus (B) all required remaining scheduled interest payments due on such Note through February 1, 2016, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the then outstanding principal amount of such Note. Calculation of the Applicable Premium will not be a duty or obligation of the Trustee or Paying Agent.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company, QS Wholesale or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions: (i) a disposition by a Restricted Subsidiary to the Company or QS Wholesale, by QS Wholesale to the Company, by the Company to QS Wholesale or by the Company, QS Wholesale or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity); provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor; (ii) the sale of cash or Cash Equivalents in the ordinary course of business; (iii) a disposition of inventory in the ordinary course of business; (iv) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the Issuers’ and/or the Restricted Subsidiaries’ business and that is disposed of, in each case, in the ordinary course of business; (v) transactions permitted under Article IV; (vi) an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company, to QS Wholesale or to a Wholly Owned Subsidiary (other than a Receivables Entity); (vii) for purposes of Section 3.7 only, the making of a Permitted Investment or a disposition permitted under Section 3.4; (viii) sales or transfers of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity, or in connection with other types of receivables financing (including the sale or transfer to a financial institution of accounts receivable and related assets); (ix) dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value (as determined in good faith by the Company) of less than $10,000,000; (x) dispositions in connection with Permitted Liens; (xi) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; (xii) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business, which do not materially interfere with the business of the Company, QS Wholesale and the Restricted Subsidiaries; (xiii) foreclosure on assets; and (xiv) any release of claims or rights in the ordinary course of business in connection with the loss or settlement of a bona fide lawsuit, dispute or controversy.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Bank Products” means any services or facilities provided to any ABL Loan Party by the ABL Administrative Agent, any ABL Lender or any of their respective Affiliates, excluding credit extensions and Cash Management Services but including, without limitation, on account of (a) Swap Contracts, (b) leasing, and (c) supply chain finance services (only to the extent that the Issuers and Subsidiary Guarantors and the Person furnishing such services or facilities notify the ABL Administrative Agent in writing that such services or facilities are to be deemed Bank Products under the ABL Credit Facility).

“Bank Products Obligations” means any and all obligations of the Company, QS Wholesale and the Subsidiary Guarantors, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with any Bank Products provided to the Company, QS Wholesale or any Subsidiary Guarantor.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors, managers or trustees thereof (or persons performing similar functions) of such Person or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Boardriders” means Boardriders S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg and an indirect wholly-owned subsidiary of the Company.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (i) 85% of the net book value of the Issuers’ and the Restricted Subsidiaries’ accounts receivable at such date and (ii) 75% of the net book value of the Issuers’ and the Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business or Person may be included if such acquisition has been completed on or prior to the date of determination).

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, partnership interests and limited liability company membership interests, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means: (i) U.S. dollars, pounds sterling, Euros, or, in the case of the Company, QS Wholesale or any Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business; (ii) securities issued or directly and fully guaranteed or insured by any country that is a Member State or the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of such Member State or the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition; (iii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s; (iv) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof); (v) repurchase obligations for underlying securities of the types described in clauses (ii), (iii) and (iv) entered into with any bank meeting the qualifications specified in clause (iv) above; (vi) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; (vii) interests in any investment company or money market fund which invests substantially all of its assets in instruments of the type specified in clauses (i) through (vi) above; (viii) credit card receivables and debit card receivables so long as such are considered cash equivalents under GAAP and are so reflected on the Company’s balance sheet; (ix) Indebtedness or Preferred Stock issued by Persons with a rating, at the time of acquisition thereof, of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; (x) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated, at the time of acquisition thereof, “AAA-” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s; and (xi) non-U.S. equivalents of the items described in clauses (ii) through (x) above.

“Cash Management Services” means any cash management services or facilities provided to any ABL Loan Party by the ABL Administrative Agent or any ABL Lender or any of their respective Affiliates, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) purchase cards and (f) credit or debit card products.

“CFC” means (a) a Subsidiary that is a controlled foreign corporation under Section 957 of the Code, (b) a Subsidiary substantially all of whose assets consist of Equity Interests in Subsidiaries described in clause (a) of this definition, or (c) a Subsidiary treated as disregarded for U.S. federal income tax purposes that owns Equity Interests possessing more than 65% of the total combined voting power of all classes of Equity Interests entitled to vote in or of any Subsidiary described in clauses (a) or (b) of this definition.

“Change of Control” means:

(a) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

(b) the first day on which a majority of the members of the Board of Directors of the Company (excluding any committee thereof) are not Continuing Directors; or

(c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company, QS Wholesale and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

(d) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or

(e) QS Wholesale ceases to be a Subsidiary of the Company other than in a transaction which complies with Article IV.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the property and assets that are from time to time subject to the Lien of the Security Documents (other than the Intercreditor Agreement), including the Liens, if any, required pursuant to the provisions of this Indenture.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as Collateral Agent for the holders of Notes and, if applicable, any Additional Notes Agent, as the context may require.

“Commodity Agreement” means in respect of a Person any forward contract, commodity swap agreement, commodity option agreement or other similar agreement relating to, or the value of which is dependent upon, fluctuations in commodity prices as to which such Person is a party or a beneficiary.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Company, QS Wholesale or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage

Ratio is an Incurrence of Indebtedness, or both, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Company, QS Wholesale or any Restricted Subsidiary shall have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:

(a) the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company, QS Wholesale and the continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted

Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company, QS Wholesale and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company, QS Wholesale or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company, QS Wholesale or any Restricted Subsidiary since the beginning of such period) shall have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company, QS Wholesale or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Incurrence, discharge, disposition, Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company (including any pro forma expense and cost reductions and related adjustments calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) Consolidated Income Taxes;

(3) consolidated depreciation expense;

(4) consolidated amortization expense or impairment charges recorded in connection with the application of Accounting Standards Codification No. 350 “Intangibles – Goodwill and Other” or Accounting Standards Codification No. 360-10 “Impairment or Disposal of Long-Lived Assets;”

(5) other non-cash items reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

(6) severance costs, restructuring charges or relocations costs, not to exceed $15,000,000 in any one period.

Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company or QS Wholesale by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company, QS Wholesale and the Company’s consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount (provided that any amortization of bond premium shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit (to the extent not included in the cost of goods sold in the Company’s consolidated financial statements in accordance with GAAP) and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by the Company, QS Wholesale or a Restricted Subsidiary of the Company or secured by a Lien on assets of the Company, QS Wholesale or one of the Restricted Subsidiaries if such Person is not current in the payment of principal, interest or premium on such Indebtedness;

(6) net cash costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net cash benefits rather than costs, such net cash benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net cash benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company, QS Wholesale or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined U.S. federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9) Receivable Fees; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company, QS Wholesale or any Restricted Subsidiary of the Company) in connection with Indebtedness Incurred by such plan or trust; less

(11) interest income for such period.

Any such interest expense of any Unrestricted Subsidiary of the Company to the extent the related Indebtedness is Guaranteed by or paid by the Company, QS Wholesale or any Restricted Subsidiary of the Company shall be included in the definition of “Consolidated Interest Expense.”

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense shall be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company, QS Wholesale or any of the Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company, QS Wholesale and the Company’s consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company, QS Wholesale or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company, QS Wholesale or a Restricted Subsidiary;

(2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company, QS Wholesale or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company, QS Wholesale or the Company’s consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary, non-recurring or unusual gain or loss or expense, together with any related provision for taxes;

(5) the cumulative effect of a change in accounting principles;

(6) any non-cash asset impairment charge or goodwill impairment charge;

(7) any non-cash charge related to employee benefit or management compensation plans of the Company, QS Wholesale or any Restricted Subsidiary or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards for the benefit of the members of the Board of Directors of the Company or employees of the Company, QS Wholesale and the Restricted Subsidiaries (other than, in each case, any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period);

(8) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with the extinguishment of any Indebtedness or Hedging Obligations or other derivative instruments of the Company, QS Wholesale or any of the Restricted Subsidiaries; and

(9) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP.

“Consolidated Priority Debt Ratio” means, as of any date of determination, the ratio of (x) such portion of Consolidated Total Indebtedness as of that date that either (i) is secured by a Lien on any assets of the Company, QS Wholesale or any Subsidiary Guarantor or (ii) constitutes

Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (including, without limitation, any outstanding Existing Boardriders Notes), to (y) Consolidated EBITDA for the immediately preceding four consecutive completed fiscal quarters for which financial statements of the Company prepared in accordance with GAAP are available, in each case, with such adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are consistent with the adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”

“Consolidated Tangible Assets” of any Person as of any date means the total amount of assets of such Person and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate amount of all Indebtedness of the Company, QS Wholesale and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations, Attributable Indebtedness and obligations evidenced by bonds, debentures, notes or other similar instruments; provided that the amount of Indebtedness under any revolving credit facility outstanding on such date will be computed based on (i) the average daily balance of such Indebtedness during the immediately preceding four consecutive completed fiscal quarters for which financial statements of the Company prepared in accordance with GAAP are available or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office” means the designated office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 625 Marquette Ave., 11th Floor, MAC N9311-110, Minneapolis, MN 55479, Attn: Corporate Trust Services – Administrator for Quiksilver, Inc., or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facility” means one or more debt facilities, commercial paper facilities or indentures with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, debt securities or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances or any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith), or instruments or agreements evidencing any other Indebtedness (including, without limitation, the ABL Credit Facility, the Notes and the EMEA Lines of Credit), in each case, as amended, supplemented, restated, modified, renewed, restructured, refunded, replaced, refinanced or otherwise modified in whole or in part from time to time (including any refunding, replacement or refinancing debt facility, commercial paper facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 3.3) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original ABL Credit Facility, Notes or EMEA Lines of Credit, as the case may be, or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Defaulted Interest” shall have the meaning set forth in Section 2.11.

“Definitive Notes” means certificated securities.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Designated Non-cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company, QS Wholesale or any Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis for such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Discharge of ABL Obligations” has the meaning set forth in the Intercreditor Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event: (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary), or (3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case, on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or QS Wholesale to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (each defined in a substantially consistent manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company and QS Wholesale with the provisions contained in Sections 3.7 and 3.9 and such repurchase or redemption complies with Section 3.4.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of any political subdivision of the United States other than (i) any CFC or (ii) any Subsidiary of a CFC.

“EMEA Lines of Credit” means, individually and collectively:

(a) credit facilities of Na Pali S.A.S. with (1) BNP Paribas SA under an “acte de découvert” dated August 2, 2011, (2) Banque Populaire Aquitaine Centre Atlantique under a current account agreement (convention de compte courant) dated May 24, 2011, (3) Caisse Régionale du Crédit Agricole Mutuel Pyrénées Gascogne under a global credit agreement (contrat global de crédits de trésorerie) dated August 2, 2012, (4) HSBC under an overdraft facilities agreement (facilité de caisse) dated June 23, 2011, as amended on July 12, 2012, (5) CIC under an overdraft facilities agreement (facilité de caisse confirmée) dated May 19, 2011, and (6) LCL under an overdraft facilities agreement (facilité de caisse) dated May 31, 2011; and

(b) uncommitted letters of credit facilities of Na Pali S.A.S. and Emerald Coast S.A.S. with (1) HSBC dated June 29, 2012, (2) Credit Agricole dated July 30, 2012, (3) Société Générale SA dated March 11, 2011 and (4) CIC dated April 22, 2011;

in each case in clauses (a) and (b), as amended, supplemented, restated, modified, renewed, restructured, refunded, replaced, refinanced or otherwise modified in whole or in part from time to time (including any refunding, replacement or refinancing debt facility, commercial paper facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 3.3) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original credit agreement or any other credit or other agreement or indenture).

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, and all of the warrants or options for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person.

“Equity Offering” means (i) a public offering for cash by the Company of its Capital Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Capital Stock (other than Disqualified Stock), made pursuant to a registration statement that has been declared effective by the SEC, other than public offerings with respect to the Company’s Capital Stock (other than Disqualified Stock), or options, warrants or rights, registered on Form S-4 or S-8 or (ii) a private offering for cash by the Company of its Capital Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Capital Stock (other than Disqualified Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Boardriders Notes” means the 8.875% Senior Notes due 2017 issued by Boardriders.

“Fiscal Year” means the fiscal year of the Company ending October 31 of each year or such other fiscal year as may be determined by the Company and the Board of Directors and of which the Trustee shall receive written notice pursuant to Section 3.18.

“Foreign Subsidiary” means each Restricted Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Government Obligations” means securities that are (a) direct obligations of the United States of America or any country that is a Member State for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or any country that is a Member State the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or any country that is a Member State, as the case may be, which, in the case of (a) or (b), are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), or an equivalent financial institution in a Member State as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Notes Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement (to the extent such Currency Agreement relates to interest on Indebtedness for borrowed money) or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence); (iv) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto; (v) Capitalized Lease Obligations and all Attributable Indebtedness of such Person; (vi) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends); (vii) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value (as determined in good faith by the Company) of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; (viii) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; (ix) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements, Interest Rate Agreements and Commodity Agreements (the amount of any such obligations to be equal at any time of determination to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and (x) to the extent not otherwise included in this definition, the amount then outstanding (i.e., advanced, and received by, and available for use by such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing).

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability at such date, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a Joint Venture that is not a Restricted Subsidiary;

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by the Company, QS Wholesale or the Restricted Subsidiaries.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indenture Obligations” means the obligations of the Issuers and any other obligor under this Indenture or under the Notes, including any Subsidiary Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with this Indenture, the Notes and the performance of all other obligations to the Trustee and the Holders, according to the respective terms thereof.

“Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value at the Issue Date or the date of acquisition, if acquired subsequent thereto, and all other items which would be treated as intangibles on the consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement, dated as of the Issue Date, between the ABL Administrative Agent and the Collateral Agent, as acknowledged by the Issuers and the Subsidiary Guarantors, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms and this Indenture.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following shall be deemed to be an Investment:

(1) Hedging Obligations, Currency Agreements and Commodity Agreements entered into in the ordinary course of business and in compliance with this Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock (other than Disqualified Stock) of the Company.

For purposes of Section 3.4, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value (as determined in good faith by the Company) of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case, as determined in good faith by the Company. If the Company, QS Wholesale or any Restricted Subsidiary of the Company sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as determined in good faith by the Company) of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than “Baa3” by Moody’s and “BBB-” by S&P and, in the case of a rating of “Baa3” by Moody’s and “BBB-” by S&P, at least a stable outlook; provided, however, that if (a) either Moody’s or S&P changes its rating system, such ratings shall be the equivalent ratings after such changes or (b) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, the references above to S&P or Moody’s or both, as the case may be, shall be to one or more Nationally Recognized Statistical Rating Organizations, as the case may be, selected by the Company and the references to the ratings categories above shall be to the corresponding rating categories of such Nationally Recognized Statistical Rating Organization(s), as the case may be.

“IP Security Agreement” means the Intellectual Property Security Agreement, dated as of the Issue Date, among the Issuers, the Subsidiary Guarantors and the Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms and Article IX.

“Issue Date” means July 16, 2013.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of the Company, QS Wholesale or any of the Restricted Subsidiaries but in which the Company, QS Wholesale or a Restricted Subsidiary has a direct or indirect equity or similar interest.

“Legal Holiday” has the meaning ascribed to it in Section 14.6.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any other lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Member State” means any country that was a member of the European Union as of December 10, 2010.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Nationally Recognized Statistical Rating Organization” means any “nationally recognized statistical rating organization” registered as such pursuant to Section 15E of the Exchange Act and Rule 17g thereunder.

“Net Available Cash” from an Asset Disposition means cash payments received by the Company, QS Wholesale or any Restricted Subsidiary of the Company (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in such Asset Disposition, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all U.S. federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts (as determined or reasonably estimated by the seller thereof) to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company, QS Wholesale or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or in respect of any capital contribution, means the cash proceeds of such issuance, sale or capital contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or capital contribution and net of taxes paid or payable as a result of such issuance, sale or capital contribution (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Core Asset Proceeds” means, with respect to any Asset Disposition of Notes Priority Collateral, the amount of Net Available Cash designated as “Non-Core Asset Proceeds” pursuant to an Officer’s Certificate, other than the amount of Net Available Cash received in respect of (i) any of the Issuers’ and the Subsidiary Guarantors’ U.S. and international trademarks, servicemarks, domain names, trade names, logos and designs, or the goodwill associated therewith or symbolized thereby, and other related rights, including licenses or other agreements relating to the right to use any of the foregoing, and all equipment and fixtures related to any of the foregoing, in each case related to QUIKSILVER, ROXY or DC SHOES, whether by disposition of any of the foregoing, by disposition of Equity Interests of a Restricted Subsidiary that holds any of the foregoing or otherwise, (ii) the Equity Interests of QS Wholesale and (iii) the proceeds, substitutions and accessions of or to any of the foregoing, in each case whether now owned or hereafter acquired; provided that the amount of all Non-Core Asset Proceeds received after the Issue Date taken together shall not exceed $50,000,000 in the aggregate. For the avoidance of doubt, nothing contained in this definition shall prevent the Company from designating as Non-Core Asset Proceeds that portion of Net Available Cash received upon any disposition of Equity Interests of a Restricted Subsidiary that holds any of the assets or property set forth in clause (i) of the immediately preceding sentence that is allocable to the assets or property not the subject of such clause (i).

“Non-Recourse Debt” means Indebtedness:

(1) as to which none of the Company, QS Wholesale or any of the Restricted Subsidiaries (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company, QS Wholesale or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) the explicit terms of which provide that there is no recourse against any of the assets of the Company or any of the Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Notes Obligations.

“Note Register” means the register of Notes, maintained by the Registrar, pursuant to Section 2.3.

“Notes” means the Notes issued under this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Notes Guarantee” means, with respect to any Subsidiary Guarantor, any Guarantee of payment of the Notes by such Subsidiary Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Notes Guarantee shall be in the form prescribed by this Indenture and any supplemental indenture (including pursuant to Exhibit C).

“Notes Loan Priority Account” means any deposit accounts or securities accounts that are intended to solely contain identifiable proceeds of the Notes Priority Collateral (it being understood that any property in such deposit accounts or securities accounts which is not identifiable proceeds of Notes Priority Collateral shall not be Notes Priority Collateral solely by virtue of being on deposit in any such deposit account or securities account).

“Notes Obligations” means the Indenture Obligations and the Permitted Additional Pari Passu Obligations.

“Notes Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Offering Memorandum” means the Offering Memorandum for the Issuers’ 7.875% Senior Secured Notes due 2018 and 10.000% Senior Notes due 2020, dated July 11, 2013.

“Officer” means, with respect to the Company, QS Wholesale or any Subsidiary Guarantor, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary.

“Officer’s Certificate” means a certificate signed by an Officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who may be an employee of or counsel to the Company, QS Wholesale or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or any other Indebtedness (whether or not consisting of Additional Notes) in each case permitted to be Incurred under this Indenture and secured by the Note Liens; provided that (i) the Liens securing such Permitted Additional Pari Passu Obligation are permitted pursuant to clauses (20) or (24) of the definition of “Permitted Liens”, (ii) the trustee or agent under such Permitted Additional Pari Passu Obligation executes a joinder agreement (x) to the Security Agreement in the form attached thereto and (y) to the Pledge Agreement in the form attached thereto, in each case agreeing to be bound thereby and (iii) the Issuers have designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreement and the Pledge Agreement.

“Permitted Asset Swap” means the purchase and sale or exchange (within a 180-day period) of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company, QS Wholesale or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 3.7.

“Permitted Investment” means an Investment by the Company, QS Wholesale or any Restricted Subsidiary in:

(1) QS Wholesale or a Restricted Subsidiary (other than a Receivables Entity) or a Person which shall, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity); provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company, QS Wholesale or a Restricted Subsidiary (other than a Receivables Entity); provided, however, that such Person’s primary business is a Related Business;

(3) cash and Cash Equivalents;

(4) receivables owing to the Company, QS Wholesale or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company, QS Wholesale or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) to the extent permitted by law, loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Company, QS Wholesale or such Restricted Subsidiary;

(7) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company, QS Wholesale or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 3.7;

(9) (i) Investments in existence on the Issue Date or (ii) made pursuant to legally binding commitments in existence on the Issue Date as described in the Offering Memorandum;

(10) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.3;

(11) Investments by the Company, QS Wholesale or any of the Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of 3.0% of the Company’s Consolidated Tangible Assets and $40,000,000 outstanding at any one time (with the fair market value (as determined in good faith by the Company) of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(12) Guarantees issued in accordance with Section 3.3;

(13) Investments constituting prepayments or credits made to customers or suppliers in the ordinary course of business and consistent with past practice;

(14) Investments by the Company, QS Wholesale or a Restricted Subsidiary of the Company in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company, QS Wholesale or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(15) Investments in Joint Ventures in an aggregate principal amount not to exceed the greater of 3.0% of the Company’s Consolidated Tangible Assets and $40,000,000 outstanding at any one time;

(16) Investments to the extent acquired in exchange for the issuance of Capital Stock of the Company (other than Disqualified Stock);

(17) Investments in and repurchases of the Notes or the Senior Notes;

(18) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(19) Investments consisting of purchases and acquisitions of inventory, supplies, materials or equipment.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations under a Credit Facility, including under the ABL Credit Facility, the Notes, the EMEA Lines of Credit and related Hedging Obligations and Bank Products Obligations and Liens on assets of the Company, QS Wholesale or a Subsidiary Guarantor securing Guarantees of Indebtedness and other obligations under a Credit Facility, including under the ABL Credit Facility, the Notes, the EMEA Lines of Credit and related Hedging Obligations and such Bank Products Obligations, in each case, to the extent the Indebtedness is permitted to be Incurred under clause (1) or (6), as applicable, of Section 3.3(b);

(2) Liens securing (a) Indebtedness and related Hedging Obligations of Foreign Subsidiaries permitted to be Incurred under clause (11) of Section 3.3(b) or (b) any Refinancing Indebtedness Incurred by a Foreign Subsidiary in respect of Indebtedness outstanding on the Issue Date under the EMEA Lines of Credit or the Existing Boardriders Notes, provided that such Liens do not encumber any assets or property of the Company, QS Wholesale or any Subsidiary Guarantor;

(3) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Government Obligations to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case, Incurred in the ordinary course of business;

(4) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case, for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(5) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(6) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(7) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(9) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company, QS Wholesale or any of the Restricted Subsidiaries;

(10) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(11) Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property acquired or constructed; and

(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company, QS Wholesale or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(12) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the U.S. Federal Reserve Board; and

(b) such deposit account is not intended by the Company, QS Wholesale or any Restricted Subsidiary to provide collateral to the depository institution;

(13) Liens arising from UCC financing statement filings or other methods of protection of interests regarding operating leases entered into by the Company, QS Wholesale and the Restricted Subsidiaries in the ordinary course of business;

(14) Liens existing on the Issue Date, other than Liens securing the ABL Credit Facility or the Notes;

(15) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company, QS Wholesale or any other Restricted Subsidiary;

(16) Liens on property at the time the Company, QS Wholesale or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company, QS Wholesale or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company, QS Wholesale or any other Restricted Subsidiary;

(17) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company, QS Wholesale or another Restricted Subsidiary (other than a Receivables Entity);

(18) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

(20) Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed the greater of 2.0% of the Company’s Consolidated Tangible Assets and $25,000,000;

(21) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(22) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity or on assets of another Restricted Subsidiary, in each case, Incurred in connection with a Qualified Receivables Transaction;

(23) Liens securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments to the extent the Indebtedness is permitted to be Incurred under clause (7) of Section 3.3(b); and

(24) Liens securing Permitted Additional Pari Passu Obligations permitted to be incurred pursuant to Section 3.3; provided that the Consolidated Priority Debt Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom, would be no greater than 3.75 to 1.0.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Pledge Agreement” means the Pledge Agreement, dated as of the Issue Date, among the Issuers, DC Shoes, Inc. and the Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms and Article IX.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company, QS Wholesale or any Restricted Subsidiary of the Company in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company, QS Wholesale or any of the Restricted Subsidiaries pursuant to which the Company, QS Wholesale or any of the Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company, QS Wholesale or any of the Restricted Subsidiaries) and (2) any other Person, or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company, QS Wholesale or any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the UCC as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary (or another Person in which the Company, QS Wholesale or any Restricted Subsidiary of the Company makes an Investment and to which the Company, QS Wholesale or any Restricted Subsidiary of the Company transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company, QS Wholesale or any Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company, QS Wholesale or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Company, QS Wholesale or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which none of the Company, QS Wholesale or any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company, QS Wholesale or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which none of the Company, QS Wholesale or any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Refinancing Indebtedness” means Indebtedness that is Incurred by the Company, QS Wholesale or any Restricted Subsidiary to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date (including any commitments to provide Indebtedness on the Issue Date) or Incurred in compliance with this Indenture (including Indebtedness of the Company or QS Wholesale that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

(4) if the Indebtedness being extended, refinanced, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Notes Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Notes Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Regulation S” means Regulation S promulgated under the U.S. Securities Act.

“Related Business” means any business that is conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Issue Date or any business that is a reasonable extension, development or expansion of any of the foregoing or is similar, reasonably related, incidental or ancillary thereto, in each case, as determined in good faith by the Company.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in the business of the Company, QS Wholesale or any of the Restricted Subsidiaries of the Company; provided that any assets received by the Company, QS Wholesale or a Restricted Subsidiary in exchange for assets transferred by the Company, QS Wholesale or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Note” means a Note that constitutes a “restricted security” within the meaning of Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to request and conclusively rely on an opinion of counsel with respect to whether any Note constitutes a Restricted Note.

“Restricted Notes Legend” means the legend set forth in clause (A) of Section 2.1(d).

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date and, in relation to any Additional Notes that are Restricted Notes, it means the comparable period of 40 consecutive days.

“Restricted Subsidiary” means any Subsidiary of the Company other than QS Wholesale or an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the U.S. Securities Act.

“Rule 144A” means Rule 144A promulgated under the U.S. Securities Act.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company, QS Wholesale or a Restricted Subsidiary of the Company whereby the Company, QS Wholesale or such Restricted Subsidiary transfers such property to a Person and the Company, QS Wholesale or such Restricted Subsidiary leases it from such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of the Issue Date, among the Issuers, the Subsidiary Guarantors and the Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms and Article IX.

“Security Documents” means the Security Agreement, the Pledge Agreement, the IP Security Agreement, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time in accordance with the terms thereof and Article IX.

“Senior Notes” means the 10.000% Senior Notes due 2020 issued by the Issuers on the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company, QS Wholesale or any Restricted Subsidiary of the Company that are reasonably customary in securitization of Receivables transactions.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company or QS Wholesale (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

“Subsidiary Guarantor” means each current or future Domestic Subsidiary of the Company that (a) Guarantees any Indebtedness of the Company, QS Wholesale or any other Restricted Subsidiary or (b) is an obligor under a Credit Facility Incurred pursuant to clause (1) of Section 3.3(b).

“Successor Issuer” shall have the meaning assigned thereto in clause (i) of Section 4.1.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Treasury Rate” means with respect to the Notes, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as officially compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days (but not more than five Business Days) prior to such Redemption Date (or, if such Statistical Release is no longer published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the Redemption Date to February 1, 2016; provided, however that if the period from such Redemption Date to February 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to February 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means such successor.

“Trust Monies” means all cash and Cash Equivalents:

(1) received by the Issuers upon the release of Collateral from the Lien of this Indenture or the Security Documents in connection with any Asset Disposition; provided that any such cash or Cash Equivalents remaining after consummation of an Asset Disposition Offer pursuant to Section 3.7 shall cease to be Trust Monies; or

(2) received by the Collateral Agent as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to this Indenture or any of the Security Documents; provided, however, that Trust Monies shall in no event include (i) any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of this Indenture or to pay the purchase price of the Notes and any Permitted Additional Pari Passu Obligations pursuant to an offer in accordance with the terms of this Indenture, (ii) any cash received or applicable by the Trustee in payment of its fees and expenses or, (iii) prior to the Discharge of ABL Obligations, any amounts attributable to ABL Priority Collateral.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform

Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and shall at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Company in such Subsidiary complies with Section 3.4;

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which none of the Company, QS Wholesale or any of the Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company, QS Wholesale or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under Section 3.3(a) on a pro forma basis taking into account such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) is owned by the Company, QS Wholesale or another Wholly Owned Subsidiary.

Other Definitions.

Defined in Term	Section
“Additional Notes”	Recitals
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(e)
“Asset Disposition Offer”	3.7(b)
“Asset Disposition Offer Amount”	3.7(c)
“Asset Disposition Offer Period”	3.7(c)
“Asset Disposition Purchase Date”	3.7(c)
“Authenticating Agent”	2.2
“Change of Control Offer”	3.9(b)
“Change of Control Payment”	3.9(b)
“Change of Control Payment Date”	3.9(b)
“covenant defeasance option”	8.1(b)
“cross acceleration provision”	6.1
“Event of Default”	6.1
“Excess Proceeds”	3.7(b)
“Global Notes”	2.1(b)
“Initial Notes”	Recitals
“Issuer Order”	2.2
“judgment default provision”	6.1
“legal defeasance option”	8.1(b)
“Obligations”	13.1
“Other Pari Passu Notes”	3.7(b)
“Pari Passu Notes”	3.7(b)
“Notes”	Recitals
“Paying Agent”	2.3
“payment default”	6.1
“Permitted Additional Pari Passu Notes”	3.7(b)
“Redemption Date”	5.3
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(b)
“Resale Restriction Termination Date”	2.5(a)
“Restricted Payment”	3.4(a)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Special Interest Payment Date”	2.11(a)
“Special Record Date”	2.11(a)
“Successor Subsidiary Guarantor”	4.1
“Suspended Covenants”	3.11

SECTION 1.2. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(7) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(8) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and

(9) “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

ARTICLE II

The Notes

SECTION 2.1. Form, Dating and Terms. (a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $280,000,000. In addition, the Issuers may issue, from time to time in accordance with the provisions of this Indenture, including, without limitation, Section 3.3(a), Additional Notes. Furthermore, Notes may be authenticated and delivered upon registration or transfer, or in lieu of, other Notes pursuant to Section 2.5, 2.7, 2.9 or 9.4 or in connection with an Asset Disposition Offer pursuant to Section 3.7 or a Change of Control Offer pursuant to Section 3.9.

The Notes shall be known and designated as “7.875% Senior Secured Notes due 2018” of the Issuers.

With respect to any Additional Notes, the Issuers shall set forth in (a) a Board Resolution and (b)(i) an Officer’s Certificate or (ii) one or more indentures supplemental hereto, the following information:

(i) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(ii) the issue price and the issue date of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes under this Indenture. Holders of the Initial Notes and the Additional Notes shall vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b) The Initial Notes are being offered and sold by the Issuers pursuant to a Purchase Agreement, dated as of July 11, 2013, among the Issuers, the Subsidiary Guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers named therein. The Notes shall be resold initially only to (A) QIBs and (B) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued initially in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including the appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Notes Custodian, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by the Depositary’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as hereinafter provided.

Notes offered and sold outside the United States of America in reliance on Regulation S (the “Regulation S Notes”) shall be issued initially in the form of a permanent global Note substantially in the form of Exhibit A, including the appropriate legends as set forth in Section 2.1(d) (the “Regulation S Global Note”), deposited with the Notes Custodian, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Regulation S Global Note may be represented by more than one certificate, if so required by the Depositary’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as hereinafter provided.

The Rule 144A Global Note and the Regulation S Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Issuers maintained for such purpose within the United States, or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Issuers, each installment of interest on the Notes may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note Register or (ii) wire transfer or to an account located in the United States maintained by the payee. Payments in respect of Notes represented by a Global Note (including principal, premium and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Depositary. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes shall be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Issuers shall approve the forms of the Notes and any notation, endorsement or legend on them. Any such notation, endorsement or legend shall be furnished to the Trustee in writing. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuers and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(c) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 or an integral multiple of $1,000 in excess thereof.

(d) Restrictive Legends.

(A) The following legend shall appear on the face of all Notes issued under this Indenture, unless the Issuers determine otherwise in compliance with applicable law:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUERS THAT (I) THIS NOTE MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (A) TO QUALIFIED INSTITUTIONAL BUYERS IN RELIANCE ON THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 144A, (B) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (C) TO THE ISSUERS, (D) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (B) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (II) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (I) ABOVE. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.”

(B) Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS

REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

(e) Book-Entry Provisions. (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Notes Custodian.

(ii) Each Global Note initially shall (x) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (y) be delivered to the Notes Custodian for such Depositary and (z) bear legends as set forth in Section 2.1(d).

(iii) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian of the Depositary or under such Global Note, and the Depositary may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iv) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(v) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Trustee shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuers shall execute, and the Trustee shall authenticate and deliver, one or more Definitive Notes of like tenor and amount.

(vi) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(vii) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes shall not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with the Depositary’s and the Registrar’s procedures. In addition, Definitive Notes shall be delivered to all beneficial owners in exchange for their beneficial interests in a Global Note if (i) the Depositary notifies the Issuers that it is unwilling or unable to continue as depositary for such Global Note or the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered in order to act as Depositary, and in each case a successor depositary is not appointed by the Issuers within 90 days of such notice or, (ii) the Company executes and delivers to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (iii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary.

(g) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to clause (v) or (vi) of Section 2.1(e) shall, except as otherwise provided by Section 2.5(c), bear the Restricted Notes Legend set forth in clause (A) of Section 2.1(d).

(h) In connection with the exchange of a portion of a Definitive Note for a beneficial interest in a Global Note, the Trustee shall cancel such Definitive Note, and the Issuers shall execute, and the Trustee shall authenticate and deliver, to the transferring Holder a new Definitive Note representing the principal amount not so transferred and the relevant Global Note shall be increased by an adjustment made on the records of the Trustee and the Depositary.

SECTION 2.2. Execution and Authentication. An Officer of each of the Issuers shall sign the Notes for the Issuers by manual, facsimile, PDF transmission or other electronically transmitted signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $280,000,000 and (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Issuers signed by an Officer of each of the Issuers (the “Issuer Order”). Such Issuer Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may (at the expense of the Issuers) appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuers to authenticate the Notes. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.

In case either of the Issuers, pursuant to Article IV, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which either of the Issuers shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Issuer Order of the successor Person, shall authenticate and deliver Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3. Registrar and Paying Agent. The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Issuers shall cause each of the Registrar and the Paying Agent to maintain such an office or agency within the United States. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Note Register”). The Issuers may have one registrar and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.

The Issuers shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee in writing of the name and address of each such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Company, QS Wholesale or any of the Company’s Wholly Owned Subsidiaries that is a Domestic Subsidiary may act as Paying Agent or Registrar.

The Issuers initially appoint the Trustee as Notes Custodian, Registrar and Paying Agent for the Notes. The Issuers may remove any Notes Custodian, Registrar or Paying Agent upon written notice to such Notes Custodian, Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Notes Custodian, Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Notes Custodian, Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Notes Custodian, Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee.

SECTION 2.4. Paying Agent to Hold Money in Trust. By no later than 10:00 a.m. (New York City time) on the date on which any principal of (premium, if any) or interest on any Note is due and payable, the Issuers shall irrevocably deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal (premium, if any) or interest when due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any default by the Issuers or any Subsidiary Guarantor in making any such payment. If either of the Issuers or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuers at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than an Issuer or a Subsidiary) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Transfer and Exchange.

(a) The following provisions shall apply with respect to any proposed transfer of a Rule 144A Note prior to the date which is one year after the later of the date of its original issue and the last date on which either of the Issuers or any Affiliate of the Issuers was the owner of such Note (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(i) a transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(ii) a transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.6 from the proposed transferee and, if requested by the Issuers or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them.

(b) The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(i) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(ii) transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.6 from the proposed transferee and, if requested by the Issuers or the Trustee, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to each of them.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.6 or any additional certification.

(c) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear such Restricted Notes Legend unless (i) an Initial Note is being transferred pursuant to an effective registration statement or (ii) there is delivered to the Registrar an Opinion of Counsel to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(d) The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.5 in accordance with its records retention policy. The Issuers shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(e) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuers shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 3.7, 3.9 or 9.4).

(iii) The Registrar shall not be required to register the transfer of or exchange of any Note for a period beginning (1) 15 Business Days before the mailing of a notice of an offer to repurchase Notes and ending at the close of business on the day of such mailing or (2) 15 Business Days before an interest payment date and ending on such interest payment date.

(iv) Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (premium, if any) and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(f) No Obligation of the Trustee. (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than, if the Trustee has received prior notice of a transfer, to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.6. Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Quiksilver, Inc.

QS Wholesale, Inc.

15202 Graham Street

Huntington Beach, CA 92649

Attention: Chief Financial Officer

and

Wells Fargo Bank, National Association

as Trustee and Registrar – DAPS Reorg.

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re:	Quiksilver, Inc. and QS Wholesale, Inc. (the “Issuers”)

7.875% Senior Secured Notes due 2018 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $         aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2) or Rule 904(b)(1), as the case may be. You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

SECTION 2.7. Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee, upon Issuer Order, shall authenticate a replacement Note. The Holder shall meet the requirements of Section 8-405 of the UCC, such that the Holder (a) notifies the Issuers and the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuers prior to the Issuers having notice that the Note has been acquired by a protected purchaser as defined in Section 8-303 of the UCC (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuers and the Trustee. Such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuers and the Trustee to protect the Issuers, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer. If a Note is replaced, then, in the absence of notice to the Issuers, any Subsidiary Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuers shall execute and upon Issuer Order the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Issuers pursuant to the terms of this Indenture, the Issuers in their discretion may, instead of issuing a new Note, pay, redeem or purchase such Note, as the case may be.

Upon the issuance of any new Note under this Section 2.7, the Issuers may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

Every new Note issued pursuant to this Section 2.7 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, QS Wholesale, any Subsidiary Guarantor and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder. The provisions of this Section 2.7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.8. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those paid pursuant to Section 2.7, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding. A Note does not cease to be outstanding in the event the Issuers or an Affiliate of the Issuers hold the Note except that the Issuers or an Affiliate of the Issuers shall not obtain voting rights with respect to such Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes maturing and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

SECTION 2.9. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuers for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.10. Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and return to the Issuers all Notes surrendered for registration of transfer, exchange, payment or cancellation. The Issuers may not issue new Notes to replace Notes they have paid or delivered to the Trustee for cancellation.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the Global Note and on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.11. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such interest at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuers, at their election in each case, as provided in clause (a) or (b) below:

(a) The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon, the Trustee shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Issuers of such Special Record Date, and in the name and at the expense of the Issuers, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 14.1, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuers to the Trustee of the proposed payment pursuant to this clause (b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.11, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.12. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.13. CUSIP and ISIN Numbers. The Issuers in issuing the Notes may use “CUSIP” and “ISIN” numbers (if then generally in use). The Trustee shall not be responsible for the use of CUSIP or ISIN numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders and that reliance may be placed only on the other identification numbers printed on the Notes, and any redemption shall not be affected by any defect in or omission of such CUSIP or ISIN numbers. The Issuers shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

ARTICLE III

Covenants

SECTION 3.1. Payment of Notes. The Issuers shall promptly pay or cause to be paid the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 3.2. SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company shall file with the SEC, and make available to the Trustee and the Holders, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company shall nevertheless make available such Exchange Act information to the Trustee and the Holders as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein; provided, however, that (x) financial information required by Rule 3-16 (or any successor thereto) of Regulation S-X promulgated by the SEC shall not be required and (y) no certification or attestations concerning the financial statements or disclosure controls or procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 (or any successor thereto) will be required to be included in or accompany any such financial statements.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company, QS Wholesale and the Restricted Subsidiaries.

SECTION 3.3. Limitation on Indebtedness. (a) The Company and QS Wholesale shall not, and the Company shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company, QS Wholesale or any Restricted Subsidiary may Incur Indebtedness if on the date thereof:

(1) the Consolidated Coverage Ratio for the Issuers and the Restricted Subsidiaries is at least 2.0 to 1.0; and

(2) no Default or Event of Default shall have occurred or be continuing or shall occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence;

provided, further, however, that the amount of Indebtedness that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $50,000,000 at any one time outstanding pursuant to this paragraph (a).

(b) The foregoing paragraph (a) shall not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary Incurred pursuant to a Credit Facility, together with the principal component of amounts outstanding under Qualified Receivables Transactions, in an aggregate amount up to the greater of (a) $600,000,000 less the aggregate principal amount of repayments with the proceeds from Asset Dispositions that are applied under this Indenture to repay permanently Indebtedness or reduce permanently the revolving commitments under a Credit Facility and (b) the Borrowing Base, and Guarantees of Restricted Subsidiaries in respect of the Indebtedness Incurred pursuant to a Credit Facility under this clause (1);

(2) Guarantees by the Company, QS Wholesale or any Subsidiary Guarantor of Indebtedness Incurred in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Notes Guarantee, as the case may be;

(3) Indebtedness of either of the Issuers owing to and held by the other Issuer or any Restricted Subsidiary (other than a Receivables Entity) and Indebtedness of a Restricted Subsidiary owing to and held by either of the Issuers or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a) if either of the Issuers is the obligor on such Indebtedness and the other Issuer or a Subsidiary Guarantor is not the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company, QS Wholesale or a Subsidiary Guarantor is not the obligee, such Indebtedness constitutes a Guarantor Subordinated Obligation; and

(c) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company, QS Wholesale or a Restricted Subsidiary (other than a Receivables Entity) of the Company, and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company, QS Wholesale or a Restricted Subsidiary (other than a Receivables Entity) of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company, QS Wholesale or such Restricted Subsidiary, as the case may be.

(4) (a) Indebtedness represented by the Senior Notes issued on the Issue Date and the related Notes Guarantees and the exchange notes and exchange guarantees issued in a registered exchange offer pursuant to the registration rights agreement relating to the Senior Notes, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9), (10) and (11)) outstanding on the Issue Date, (c) any Indebtedness outstanding on the Issue Date under the EMEA Lines of Credit, the Existing Boardriders Notes and any Guarantees thereof, (d) any Indebtedness Incurred with respect to a Qualified Receivables Transaction outstanding on the Issue Date and (e) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to Section 3.3(a);

(5) Indebtedness of a Subsidiary Guarantor Incurred and outstanding on the date on which such Subsidiary Guarantor was acquired directly or indirectly by the Company, QS Wholesale or a Restricted Subsidiary and Indebtedness of a Foreign Subsidiary Incurred and outstanding on the date on which such Foreign Subsidiary was acquired directly or indirectly by the Company, QS Wholesale or a Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary Guarantor or Foreign Subsidiary, as the case may be, became a Subsidiary Guarantor or Foreign Subsidiary, as the case may be, or was otherwise acquired by the Company, QS Wholesale or a Restricted Subsidiary or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Subsidiary Guarantor is acquired by the Company, QS Wholesale or such Restricted Subsidiary, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 3.3(a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5) or, in the case of an acquisition of a Foreign Subsidiary, such Foreign Subsidiary would have been able to Incur $1.00 of additional Indebtedness pursuant to clause (11) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

(6) Indebtedness under (a) Currency Agreements, Interest Rate Agreements and Commodity Agreements; provided, however, that (i) in the case of Currency Agreements and Commodity Agreements, such Currency Agreements and Commodity Agreements are related to business transactions of the Company, QS Wholesale or the Restricted Subsidiaries entered into in the ordinary course of business or (ii) in the case of Currency Agreements, Interest Rate Agreements and Commodity Agreements, such Currency Agreements, Interest Rate Agreements and Commodity Agreements are entered into for bona fide hedging purposes of the Company, QS Wholesale or the Restricted Subsidiaries (as determined in good faith by the Company) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company, QS Wholesale or the Restricted Subsidiaries permitted to be Incurred without violation of this Indenture and (b) Bank Products Obligations related to the ABL Credit Facility;

(7) the Incurrence by the Company, QS Wholesale or any Subsidiary Guarantor of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company, QS Wholesale or such Subsidiary Guarantor, in an aggregate principal amount not to exceed the greater of 4.0% of the Company’s Consolidated Tangible Assets and $50,000,000 outstanding at any one time;

(8) Indebtedness Incurred in respect of (i) workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company, QS Wholesale or a Restricted Subsidiary in the ordinary course of business and (ii) letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business and including any reimbursement obligation in connection therewith;

(9) Indebtedness arising from agreements of the Company, QS Wholesale or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, deferred purchase price (to the extent not reflected as a liability on the consolidated financial statements of the Company in accordance with GAAP) or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary in accordance with the terms of this Indenture, other than Guarantees by the Company, QS Wholesale or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition, provided that, in the case of a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including all cash and non-cash proceeds (the fair market value of which shall be determined in good faith by the Company)) actually received by the Company, QS Wholesale and the Restricted Subsidiaries in connection with such disposition;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within seven Business Days of Incurrence;

(11) Indebtedness of Foreign Subsidiaries in an amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (a) 4.0% of the Company’s Consolidated Tangible Assets and (b) $50,000,000 outstanding at any one time, in each case, less the aggregate principal amount of Indebtedness of a Foreign Subsidiary Incurred (x) pursuant to clause (5) of this Section 3.3(b) and (y) pursuant to clause (4) of this Section 3.3(b) to refinance Indebtedness Incurred pursuant to clause (5) of this Section 3.3(b);

(12) Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary to the extent that the net proceeds thereof are used substantially contemporaneously (i) to redeem the Notes (and any Additional Notes, if any) in full or (ii) to defease or discharge the Notes (and any Additional Notes, if any) in full, in each case, in accordance with the terms of this Indenture;

(13) Indebtedness of the Company, QS Wholesale or a Subsidiary Guarantor incurred to finance an acquisition, provided that, after giving effect to the Incurrence of such Indebtedness pursuant to this clause (13), either (a) the Company, QS Wholesale or such Subsidiary Guarantor would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 3.3(a) or (b) the Consolidated Coverage Ratio for the Issuers and the Restricted Subsidiaries would not be less than immediately prior to such transaction; and

(14) in addition to the items referred to in clauses (1) through (13) above, Indebtedness of the Company, QS Wholesale or any Subsidiary Guarantor Incurred after the Issue Date in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (14) and then outstanding, shall not exceed the greater of 4.0% of the Company’s Consolidated Tangible Assets and $50,000,000 outstanding at any one time.

(c) Neither of the Issuers shall Incur any Indebtedness under Section 3.3(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of such Issuer unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor shall Incur any Indebtedness under Section 3.3(b) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness shall be subordinated to the obligations of such Subsidiary Guarantor under its Notes Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary that is not a Subsidiary Guarantor may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company, QS Wholesale or any Subsidiary Guarantor.

(d) The Company and QS Wholesale shall not, directly or indirectly, Incur, or permit any Subsidiary Guarantor to Incur, any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company, QS Wholesale or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes, in the case of the Company or QS Wholesale, or the Notes Guarantees, in the case of a Subsidiary Guarantor, to the same extent and the same manner as such Indebtedness is subordinated to other Indebtedness of the Company, QS Wholesale or such Subsidiary Guarantor. For purposes of the foregoing, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(e) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.3:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) and (b) of this Section 3.3, the Company, in its sole discretion, may classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses, or later classify or reclassify all or a portion of such Indebtedness, in any manner that complies with this Section 3.3; provided that, the Company shall not be able to reclassify Indebtedness initially Incurred on the Issue Date under clause (1) of paragraph (b) of this Section 3.3;

(2) all Indebtedness outstanding on the Issue Date under the ABL Credit Facility or the Notes shall be deemed initially Incurred on the Issue Date under clause (1) of paragraph (b) of this Section 3.3 and not paragraph (a) or clause (4) of paragraph (b) of this Section 3.3;

(3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of paragraph (b) of this Section 3.3 and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Company, QS Wholesale or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this Section 3.3 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.3 permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(f) Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.3. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(g) In addition, the Company shall not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.3, the Company shall be in Default of this Section 3.3).

(h) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 3.3, the maximum amount of Indebtedness that the Company, QS Wholesale or a Restricted Subsidiary may Incur pursuant to this Section 3.3 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 3.4. Limitation on Restricted Payments. (a) The Company and QS Wholesale shall not, and the Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company, QS Wholesale or any of the Restricted Subsidiaries) except:

(a) dividends or distributions payable solely in the Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b) dividends or distributions payable to the Company, QS Wholesale or a Restricted Subsidiary of the Company (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company, QS Wholesale or a Restricted Subsidiary of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company, QS Wholesale or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default shall have occurred and be continuing (or would result therefrom); or

(b) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of Section 3.3 after giving effect, on a pro forma basis, to such Restricted Payment; or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

(i) 50% of the Consolidated Net Income for the period (treated as one accounting period) beginning August 1, 2013 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds and the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company, QS Wholesale or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

(iii) the amount by which Indebtedness of the Company, QS Wholesale or the Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company, QS Wholesale or the Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value (as determined in good faith by the Company) of any other property, distributed by the Company upon such conversion or exchange); and

(iv) the amount equal to the net reduction in Restricted Investments made by the Company, QS Wholesale or any of the Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company, QS Wholesale or any Restricted Subsidiary; or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company, QS Wholesale or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount, in each case under this clause (iv), was included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph shall not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Disqualified Stock of the Company, Subordinated Obligations of the Company or QS Wholesale or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company, QS Wholesale or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) within 60 days of such sale; provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock shall be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or QS Wholesale or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale of, Subordinated Obligations of the Company or QS Wholesale within 60 days of such sale or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the sale of Guarantor Subordinated Obligations within 60 days of such sale that, in each case, is permitted to be Incurred pursuant to Section 3.3 and that, in each case, constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in subsequent calculations of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company, QS Wholesale or a Restricted Subsidiary made by exchange for or out of the proceeds of the sale of Disqualified Stock of the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, within 60 days of such sale that, in each case, is permitted to be Incurred pursuant to Section 3.3 and that, in each case, constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in subsequent calculations of the amount of Restricted Payments;

(4) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations of the Company or QS Wholesale or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under Section 3.7; provided, however, that such purchase or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments;

(5) dividends paid within 60 days after the date of declaration if at such date of declaration such dividends would have complied with this provision; provided, however, that such dividends shall be included in subsequent calculations of the amount of Restricted Payments;

(6) so long as no Default or Event of Default has occurred and is continuing,

(a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company, QS Wholesale or any Restricted Subsidiary of the Company or any parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case, in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause (a) shall not exceed $5,000,000 in the aggregate during any calendar year and $20,000,000 in the aggregate for all such redemptions and repurchases; provided, however, that the amount of any such repurchase or redemption shall be included in subsequent calculations of the amount of Restricted Payments; and

(b) to the extent permitted by law, loans or advances to employees of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company (other than Disqualified Stock), in an aggregate amount not in excess of $5,000,000 at any one time outstanding; provided, however, that the amount of such loans and advances shall be included in subsequent calculations of the amount of Restricted Payments;

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”; provided that the payment of such dividends shall be excluded in subsequent calculations of the amount of Restricted Payments;

(8) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases shall be excluded from subsequent calculations of the amount of Restricted Payments;

(9) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 3.9 or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 3.7; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuers have made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in Section 3.9 or Section 3.7, respectively, with respect to the Notes and have completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that such payment shall be included in subsequent calculations of the amount of Restricted Payments;

(10) the distribution or payment of Receivables Fees; and

(11) Restricted Payments in an amount not to exceed $25,000,000; provided that the amount of such Restricted Payments shall be excluded in subsequent calculations of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and the fair market value of any non-cash Restricted Payment shall be determined by the Company in good faith, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing in the United States if such fair market value is estimated in good faith by the Company to exceed $25,000,000. Not later than the date of making any Restricted Payment in excess of $10,000,000, the Company shall deliver to the Trustee an Officer’s Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 3.4 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

SECTION 3.5. Limitation on Liens. The Company and QS Wholesale shall not, and the Company shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of QS Wholesale and Restricted Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness.

SECTION 3.6. Limitation on Restrictions on Distributions from Restricted Subsidiaries. (a) The Company and QS Wholesale shall not, and the Company shall not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of QS Wholesale or any Restricted Subsidiary to: (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company, QS Wholesale or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock); (2) make any loans or advances to the Company, QS Wholesale or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company, QS Wholesale or any Restricted Subsidiary to other Indebtedness Incurred by the Company, QS Wholesale or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or (3) transfer any of its property or assets to the Company, QS Wholesale or any Restricted Subsidiary.

(b) The provisions of paragraph (a) of this Section 3.6 shall not prohibit: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, this Indenture, the indentures governing the Existing Boardriders Notes and the Senior Notes, the ABL Credit Facility and the EMEA Lines of Credit and any related documentation and Hedging Obligations; (ii) any encumbrance or restriction with respect to a Foreign Subsidiary pursuant to any agreement relating to Indebtedness Incurred by such Foreign Subsidiary under clause (11) of Section 3.3(b); (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by such Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired directly or indirectly by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired directly or indirectly by the Company or in contemplation of the transaction) and outstanding on such date, provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company, QS Wholesale or any other Restricted Subsidiary other than the assets and property so acquired; (iv) any encumbrance or restriction with respect to QS Wholesale or a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) above or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) above or this clause (iv); provided, however, that the encumbrances and restrictions with respect to QS Wholesale or such Restricted Subsidiary contained in any such agreement or amendment are, in the good faith judgment of the Company, no more restrictive in any material respect than the encumbrances and restrictions with respect to QS Wholesale or such Restricted Subsidiary contained in such agreements referred to in clauses (i), (ii) or (iii) above on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable; (v) in the case of clause (3) of Section 3.6(a), any encumbrance or restriction: (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; (b) contained in mortgages, pledges or other security agreements permitted under this Indenture securing Indebtedness of the Company, QS Wholesale or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or (c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company, QS Wholesale or any Restricted Subsidiary; (vi) (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 3.6(a) on the property so acquired; (vii) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Company, are necessary to effect such Qualified Receivables Transaction; (viii) any restriction with respect to QS Wholesale or a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of QS Wholesale or such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition, subject to, in the case of QS Wholesale, compliance with the provisions of Section 4.1(a); (ix) any customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; (x) net worth provisions or other customary provisions in leases or subleases and other agreements entered into by the Company, QS Wholesale or any Restricted Subsidiary in the ordinary course of business; (xi)

encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; (xii) customary restrictions contained in licenses or sublicenses related to, copyrights, patents, trademarks or other intellectual property and other agreements entered into in the ordinary course of business; and (xiii) any encumbrance or restriction existing under, by reason of or with respect to Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary not prohibited to be incurred under this Indenture; provided that the encumbrances and restrictions are, in the good faith judgment of the Company, no more restrictive in any material respect than the encumbrances and restrictions contained in the agreements referred to in clause (i) above.

SECTION 3.7. Limitation on Sales of Assets and Subsidiary Stock. (a) The Company and QS Wholesale shall not, and the Company shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless: (1) the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition; (2) except in the case of Permitted Asset Swaps, at least 75% of the consideration from such Asset Disposition received by the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; (3) if such Asset Disposition involves the disposition of Notes Priority Collateral, an amount equal to the Net Available Cash thereof in excess of $10,000,000 attributable to Notes Priority Collateral (in the good faith determination of the Company as described in paragraph (g) of this Section 3.7) shall be deposited with the Collateral Agent for deposit into the Notes Loan Priority Account pending application in accordance with the provisions described below, and, if any property other than cash or Cash Equivalents is included in such Net Available Cash attributable to Notes Priority Collateral (in the good faith determination of the Company as described in paragraph (g) of this Section 3.7), substantially all of such assets shall be made subject to the Note Liens; and (4) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, at the option of the Company, QS Wholesale or such Restricted Subsidiary, as the case may be: (a) to the extent such Net Available Cash constitutes proceeds from an Asset Disposition of (x) ABL Priority Collateral or assets that are not Collateral, to prepay, repay or purchase Indebtedness under the ABL Credit Facility as required by the terms thereof or (y) assets of a Restricted Subsidiary that is not a Subsidiary Guarantor, to prepay, repay or purchase Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor as required by the terms of such Indebtedness of such Restricted Subsidiary, in each case of clauses (x) and (y), within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company, QS Wholesale or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; (b) to repay or purchase Notes or Permitted Additional Pari Passu Obligations at a price equal to or higher than 100% of the principal amount thereof within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, that if an Issuer or any Restricted Subsidiary shall so repay Permitted Additional Pari Passu Obligations, the Issuers will reduce (or, as applicable, offer to purchase) obligations under the Notes on a pro rata basis by, at its option, (A) redeeming Notes pursuant to Section 5.1, (B) purchasing Notes through open market purchases, at a price as a percentage of the principal amount thereof equal to or higher than the price paid for such Permitted Additional Pari Passu Obligations, in a manner that complies with this Indenture and applicable securities law or (C) making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon; (c) to acquire Additional Assets or make capital expenditures within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided that, to the extent such Net Available Cash is received in respect of Notes Priority Collateral (other than Non-Core Asset Proceeds), such Net Available Cash is applied to acquire assets substantially all of which constitute Notes Priority Collateral or such capital expenditures relate to Notes Priority Collateral; provided, further that, in case of the acquisition of Additional Assets, such Additional Assets are thereupon pledged to the extent required by the Security Documents (subject to the exclusions and exceptions therein) and otherwise in compliance with Section 3.19; or (d) to do any combination of the foregoing; provided that pending the final application of any such Net Available Cash (other than Trust Monies) in accordance with clause (a), (b), (c) or (d) above, the Company, QS Wholesale and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; provided further that the Company and QS Wholesale will be deemed to have complied with the provision described in clause (c) above if, and to the extent that, within 365 days after the Asset Disposition that generated the Net Available Cash, the Company, QS Wholesale or any Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to acquire Additional Assets or make such capital expenditures, and that acquisition is thereafter completed or the capital expenditures thereafter made within 180 days after the end of such 365-day period.

(b) Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in paragraph (a) of this Section 3.7 shall be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition (or as extended pursuant to the proviso in paragraph (a) of this Section 3.7), if the aggregate amount of Excess Proceeds exceeds $25,000,000 (or its equivalent in another currency), the Issuers (with respect to the Notes) and the Company, QS Wholesale or Boardriders, as the case may be (with respect to any Permitted Additional Pari Passu Notes or any Other Pari Passu Notes (each as defined below), as required by such Permitted Additional Pari Passu Notes or Other Pari Passu Notes, as the case may be) shall be required to make an offer (“Asset Disposition Offer”) to all Holders and (x) in the case of Net Available Cash from an Asset Disposition of Notes Priority Collateral, to the extent required by the terms of other Permitted Additional Pari Passu Obligations, to all holders of other Permitted Additional Pari Passu Obligations outstanding with similar provisions requiring the Company or QS Wholesale, as the case may be, to make an offer to purchase such Permitted Additional Pari Passu Obligations with the proceeds from any Asset Disposition (“Permitted Additional Pari Passu Notes”), to purchase the maximum principal amount of the Notes and any such Permitted Additional Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds or (y) in the case of any other Net Available Cash, to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company, QS Wholesale or Boardriders, as the case may be, to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Other Pari Passu Notes” and, together with the

Permitted Additional Pari Passu Notes, the “Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds. The offer price shall, in each case, be cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to but not including the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Notes and the Pari Passu Notes will be purchased on a pro rata basis based on the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset to zero. The Issuers may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to such Net Available Cash prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to Excess Proceeds of $25,000,000 or less.

(c) The Asset Disposition Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuers shall purchase the principal amount of Notes and the Company, QS Wholesale or Boardriders, as the case may be, will purchase the principal amount of Pari Passu Notes required to be purchased pursuant to this Section 3.7 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

(d) If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

(e) On or before the Asset Disposition Purchase Date, the Company, QS Wholesale or Boardriders, as the case may be, shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Company shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.7 and, in addition, the Company, QS

Wholesale or Boardriders, as the case may be, shall deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company, QS Wholesale, Boardriders or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company, QS Wholesale or Boardriders, as the case may be, for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon delivery of an Officer’s Certificate from the Company, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company, QS Wholesale or Boardriders, as the case may be, shall take any and all other actions, if any, required by the agreements governing the Pari Passu Notes. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

(f) For the purposes of this Section 3.7, the following shall be deemed to be cash: (x) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or QS Wholesale or Indebtedness of a Wholly Owned Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Wholly Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Company, QS Wholesale or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Issuers shall, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) of this Section 3.7); (y) securities, notes or other obligations or assets received by the Company, QS Wholesale or any Restricted Subsidiary of the Company from the transferee that are converted by the Company, QS Wholesale or such Restricted Subsidiary into cash or Cash Equivalents within 180 days after receipt; and (z) any Designated Non-cash Consideration received by the Company, QS Wholesale or any Restricted Subsidiary in such Asset Disposition having an aggregate fair market value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed the greater of (i) $25,000,000 and (ii) 2.0% of the Company’s Consolidated Tangible Assets at the time of receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(g) The Company shall determine in good faith whether, and to what extent, an Asset Disposition is in respect of Notes Priority Collateral and to what extent the Net Available Cash received from an Asset Disposition of Notes Priority Collateral are used to acquire or are invested in Notes Priority Collateral taking into account all relevant factors, including without limitation, the existence of structurally senior claims against the Notes Priority Collateral and the assets of an entity whose Capital Stock is subject to such Asset Disposition or acquired with such Net Available Cash.

(h) The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.7. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.7, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue of any conflict.

(i) For the purposes of this Section 3.7, Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice at least three Business Days prior to the purchase date. Each Holder shall be entitled to withdraw its election if the Issuers receive, not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter from such Holder setting forth the name of such Holder, the principal amount of the Note or Notes which were delivered for purchase by such Holder and a statement that such Holder is withdrawing his election to have such Note or Notes purchased.

SECTION 3.8. Limitation on Affiliate Transactions. (a) The Company and QS Wholesale shall not, and the Company shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2,500,000 unless: (1) the terms of such Affiliate Transaction are no less favorable to the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and (2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $10,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above).

(b) The provisions of paragraph (a) of this Section 3.8 shall not apply to: (1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to Section 3.4; (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers, directors and employees approved by the Board of Directors of the Company; (3) to the extent permitted by law, loans or advances to employees or directors in the ordinary course of business of the Company, QS Wholesale or any of the Restricted Subsidiaries but in any event not to exceed $5,000,000 in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date; (4) any transaction between the Issuers, between either of the Issuers and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities); (5) Guarantees issued by the Company, QS Wholesale or a Restricted Subsidiary for the benefit of the Company, QS Wholesale or a Restricted Subsidiary, as the case may be, in accordance with Section 3.3; (6) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, employees, officers or directors of the Company, QS Wholesale or any Restricted Subsidiary of the Company in connection with providing services to the Company, QS Wholesale or any Restricted Subsidiary of the Company; (7) the performance of obligations of the Company, QS Wholesale or any of the Restricted Subsidiaries under the terms of any agreement to which the Company, QS Wholesale or any of the Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date shall be permitted to the extent that its terms, taken as a whole, are not materially more disadvantageous to the Holders than the terms of the agreements in effect on the Issue Date; (8) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction; (9) any transaction with a customer or supplier of the Company, QS Wholesale or a Restricted Subsidiary so long as such transaction is in the ordinary course of business and the terms of such transaction are no less favorable (as determined in good faith by the Company) to the Company, QS Wholesale or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate; provided that, if such transaction or a series of related transactions exceeds $5,000,000, the terms of such transaction must be approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction; and (10) transactions in which the Company, QS Wholesale or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent investment banking, accounting, valuation or appraisal firm of nationally recognized standing in the United States stating that such transaction is fair to the Company, QS Wholesale or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company, QS Wholesale or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company, QS Wholesale or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis.

SECTION 3.9. Change of Control. (a) If a Change of Control occurs, each Holder shall have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however that notwithstanding the foregoing, the Issuers shall not be obligated to repurchase Notes pursuant to this Section 3.9 if the Issuers have previously exercised their right to redeem all of the Notes pursuant to Section 5.1.

(b) Within 30 days following any Change of Control, the Issuers shall mail a notice (the “Change of Control Offer”) to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, and such notice shall otherwise include:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(4) that any Note not tendered shall continue to accrue interest pursuant to its terms;

(5) that, unless the Issuers default in the payment of the purchase price, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; and

(6) the procedures determined by the Issuers, consistent with this Section 3.9, that a Holder must follow in order to have its Notes repurchased or to cancel such order of purchase.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice at least three Business Days prior to the purchase date. Each Holder shall be entitled to withdraw its election if the Issuers receive, not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter from such Holder setting forth the name of such Holder, the principal amount of the Note or Notes which were delivered for purchase by such Holder and a statement that such Holder is withdrawing his election to have such Note or Notes purchased.

(d) On the Change of Control Payment Date, the Issuers shall, to the extent lawful: (i) accept for payment all Notes or portions of Notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate specifying the Notes or portions thereof accepted for payment by the Issuers. The Paying Agent shall promptly mail, to each Holder of Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to such Holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(e) If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

(f) The Issuers shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(g) The Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not properly withdrawn under such Change of Control Offer.

(h) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(i) The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.9. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue of the conflict.

SECTION 3.10. Future Subsidiary Guarantors. (a) The Company shall not permit any of its current or future Domestic Subsidiaries (other than QS Wholesale) to either (1) Guarantee the payment of any Indebtedness of the Company, QS Wholesale or any other Restricted Subsidiary or (2) otherwise become an obligor, including as a co-borrower, under a Credit Facility Incurred pursuant to clause (1) of Section 3.3(b), unless (i) such Domestic Subsidiary simultaneously (x) executes and delivers a supplemental indenture to this Indenture, substantially in the form attached as Exhibit C hereto, providing for a Notes Guarantee of such Domestic Subsidiary pursuant to which such Domestic Subsidiary shall fully and unconditionally Guarantee, on a joint and several basis, all of the obligations of the Issuers and the other Subsidiary Guarantors under this Indenture, including the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior basis and all other obligations under this Indenture and (y) executes and delivers supplements and/or joinders to the applicable Security Documents in order to grant a Lien in the Collateral owned by such Domestic Subsidiary to the same extent as that set forth in this Indenture and the Security Documents and take all actions required by the Security Documents to perfect such Lien; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Notes Guarantees, as the case may be, any such Guarantee of such Domestic Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Domestic Subsidiary’s Notes Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; (ii) such Domestic Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights or reimbursement, indemnity or subrogation or any other rights against the Company, QS Wholesale or any other Restricted Subsidiary as a result of any payment by such Domestic Subsidiary under its Notes Guarantee so long as any of the Notes remain outstanding; and (iii) such Domestic Subsidiary shall deliver to the Trustee an Opinion of Counsel with respect to corporate matters in connection with its Notes Guarantee, in form and substance reasonably satisfactory to the Trustee.

(b) The foregoing notwithstanding, in the event a Subsidiary Guarantor is released and discharged from all of its obligations (other than contingent indemnification obligations) (1) under Guarantees of Indebtedness and other obligations under a Credit Facility and all other Indebtedness of the Company, QS Wholesale and the Restricted Subsidiaries, and (2) as an obligor, including as a co-borrower, under a Credit Facility, then the Notes Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released and discharged. Upon any release of a Subsidiary Guarantor from its Notes Guarantee, such Subsidiary Guarantor shall also be automatically and unconditionally released from its obligations under the Security Documents.

SECTION 3.11. Effectiveness of Covenants. Following the first Business Day on which:

(a) the Notes have an Investment Grade Rating;

(b) no Default has occurred and is continuing under this Indenture; and

(c) the Company has delivered an Officer’s Certificate to the Trustee with respect to the foregoing clauses (a) and (b),

the Issuers and the Restricted Subsidiaries shall not be subject to the provisions of this Indenture described in Sections 3.3, 3.4, 3.6, 3.7, 3.8 and 4.1(vi) (collectively, the “Suspended Covenants”). In the event that the Issuers and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of S&P and Moody’s withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Issuers and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of Section 3.4 with respect to Restricted Payments made after the time of the withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the Issue Date, provided that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant during the time that the Issuers and the Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time). At the time of any such withdrawal, downgrade, Default or Event of Default described in the immediately preceding sentence, all Indebtedness Incurred during the time that the Issuers and the Restricted Subsidiaries were not subject to the Suspended Covenants will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of Section 3.3(b).

SECTION 3.12. Maintenance of Office or Agency. The Issuers shall maintain within the United States, an office or agency where the Notes may be presented or surrendered for payment and where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The designated office of the Trustee shall be such office or agency of the Issuers for payment, unless the Issuers shall designate and maintain some other office or agency for one or more of such purposes. The Issuers shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuers hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency within the United States for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.13. Money for Note Payments to Be Held in Trust. If the Issuers shall at any time act as their own Paying Agent, they shall, on or before each due date of the principal of (or premium, if any) or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal of (or premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and shall promptly notify the Trustee in writing of their action or failure to so act.

Whenever the Issuers shall have one or more Paying Agents for the Notes, they shall, on or before each due date of the principal of (or premium, if any) or interest on any Notes, deposit with any Paying Agent a sum in same day funds that shall be available to the Trustee by 10:00 a.m. New York City time on such due date sufficient to pay the principal (and premium, if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Issuers shall promptly notify the Trustee in writing of such action or any failure to so act.

The Issuers shall cause each Paying Agent (other than the Trustee) to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 3.13, that such Paying Agent shall:

(a) hold all sums held by it for the payment of the principal of (and premium, if any) or interest on Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(b) give the Trustee prompt written notice of any default by the Company (or any other obligor upon the Notes) in the making of any payment of principal (and premium, if any) or interest; and

(c) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Issuers may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuers or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuers or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such sums.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of (or premium, if any) or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuers on Issuer Order, or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.

SECTION 3.14. Corporate Existence. Subject to Article IV, each of the Company and QS Wholesale shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each Restricted Subsidiary and the corporate rights (charter and statutory), licenses and franchises of the Company, QS Wholesale and each Restricted Subsidiary; provided, however, that neither the Company nor QS Wholesale shall be required to preserve any such existence (except the Company and QS Wholesale), right, license or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company, QS Wholesale and each of the Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and shall not be, disadvantageous in any material respect to the Holders.

SECTION 3.15. Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company, QS Wholesale or any Subsidiary and (ii) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a material liability or lien upon the property of the Company, QS Wholesale or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of the Company) are being maintained in accordance with GAAP.

SECTION 3.16. Maintenance of Properties. The Company and QS Wholesale shall cause all material properties owned by the Company, QS Wholesale or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in normal condition, repair and working order and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 3.16 shall prevent the Company, QS Wholesale or any of the Restricted Subsidiaries from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Restricted Subsidiary and not adverse in any material respect to the Holders.

SECTION 3.17. Compliance with Laws. The Company and QS Wholesale shall comply, and the Company shall cause each of the Company’s Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental regulatory authority, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Company, QS Wholesale and the Restricted Subsidiaries, taken as a whole.

SECTION 3.18. Compliance Certificate. The Issuers shall deliver to the Trustee within 120 days after the end of each Fiscal Year of the Company a certificate executed by an Officer of the Issuers stating that in the course of the performance by the signer of his or her duties as such officer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during such period. If he or she does, the certificate shall describe the Default or Event of Default, its status and what action the Issuers are taking or propose to take with respect thereto. An Officer’s Certificate shall also notify the Trustee should the then current Fiscal Year be changed to end on any date other than on the date as herein defined.

SECTION 3.19. After-Acquired Property. Promptly following the acquisition by an Issuer or any Subsidiary Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, set forth in this Indenture and the Security Documents), such Issuer or such Subsidiary Guarantor shall execute and deliver such agreements, mortgages, deeds of trust, security instruments, financing statements and, in the case of interests in real property, certificates and opinions of counsel, as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

ARTICLE IV

Successor Issuer and Successor Subsidiary Guarantor

SECTION 4.1. Merger and Consolidation. Neither of the Issuers will consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Issuer”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Issuer (if not an Issuer) (a) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of such Issuer under the Notes and this Indenture and (b) will expressly assume the due and punctual performance of the covenants and obligations of such Issuer under the Security Documents;

(ii) the Successor Issuer promptly causes such amendments, supplements, joinders or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Successor Issuer;

(iii) the Collateral owned by or transferred to the Successor Issuer shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders, and (c) not be subject to any Lien other than Permitted Liens;

(iv) the property and assets of the Person which is merged or consolidated with or into such Issuer, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as After-Acquired Property and the Successor Issuer shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required under Section 3.19;

(v) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Issuer or any Subsidiary of the Successor Issuer as a result of such transaction as having been Incurred by the Successor Issuer or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(vi) immediately after giving effect to such transaction, (a) the Successor Issuer would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.3(a) or (b) the Consolidated Coverage Ratio for the Successor Issuer would not be less than immediately prior to such transaction;

(vii) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (i) shall apply) shall have by supplemental indenture confirmed that its Notes Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes; and

(viii) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and such supplemental indenture (if any) comply with this Indenture.

For purposes of this Article IV, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or QS Wholesale, which properties and assets, if held by the Company or QS Wholesale, as the case may be, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or QS Wholesale, as the case may be, on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company or QS Wholesale, as the case may be.

The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Company or QS Wholesale, as the case may be, under this Indenture, but, in the case of a lease of all or substantially all its assets, the Company or QS Wholesale, as the case may be, will not be released from the obligation to pay the principal of and interest on the Notes.

Notwithstanding Section 4.1(vi), (x) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or QS Wholesale and (y) the Company or QS Wholesale may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company or QS Wholesale, as the case may be, in another jurisdiction to realize tax or other benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company or QS Wholesale, the Company shall not be required to comply with Section 4.1(viii).

In addition, the Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than the Company, QS Wholesale or another Subsidiary Guarantor) and shall not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor to any Person (other than to the Company, QS Wholesale or another Subsidiary Guarantor) unless: (i) (a) the resulting, surviving or transferee Person (the “Successor Subsidiary Guarantor”) shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States, any State of the United States or the District of Columbia and, in each case, the Successor Subsidiary Guarantor (if not such Subsidiary Guarantor) (1) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Notes Guarantee and (2) shall expressly assume the due and punctual performance of the covenants and obligations of such Subsidiary Guarantor under the Security Documents; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Subsidiary Guarantor or any Restricted Subsidiary of the Successor Subsidiary Guarantor as a result of such transaction as having been Incurred by the Successor Subsidiary Guarantor or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; (c) the Successor Subsidiary Guarantor promptly causes such amendments, supplements, joinders or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Successor Subsidiary Guarantor; (d) the Collateral owned by or transferred to the Successor Subsidiary Guarantor shall (1) continue to constitute Collateral under this Indenture and the Security Documents, (2) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders, and (3) not be subject to any Lien other than Permitted Liens; (e) the property and assets of the Person which is merged or consolidated with or into such Subsidiary Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as After-Acquired Property and the Successor Subsidiary Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required under Section 3.19; and (f) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; or (ii) the transaction is made in compliance with Section 3.7.

ARTICLE V

Redemption of Notes

SECTION 5.1. Optional Redemption. The Notes may be redeemed, as a whole or from time to time in part, subject to the conditions and at the redemption prices specified in paragraph 5 of the form of Notes set forth in Exhibit A hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to, but not including, the Redemption Date (as defined below).

SECTION 5.2. Applicability of Article. Redemption of Notes at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article V.

SECTION 5.3. Election to Redeem; Notice to Trustee. The election of the Issuers to redeem any Notes pursuant to Section 5.1 shall be evidenced by a Board Resolution. In case of any redemption at the election of the Issuers, the Issuers shall, upon not later than the earlier of the date that is 45 days prior to the redemption date (the “Redemption Date”) fixed by the Issuers or 15 days prior to the date on which notice is given to the Holders (except as provided in Section 5.5 or unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount of Notes to be redeemed and shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.4. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

SECTION 5.4. Selection by Trustee of Notes to Be Redeemed. If less than all the Notes are to be redeemed at any time pursuant to an optional redemption, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the outstanding Notes not previously called for redemption, in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, the requirements of any Depositary holding the Global Notes or, if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through a Depositary or such Depositary prescribes no method of selection, then on a pro rata basis, by lot or by such other method as the Trustee, in its sole discretion shall deem fair and appropriate (and in such manner as complies with applicable legal requirements) and which may provide for the selection for redemption of portions of the principal of the Notes; provided, however, such redemption equals $2,000 or an integral multiple of $1,000 in excess thereof. No Notes of $2,000 or less will be redeemed in part and no redemption will result in a Holder holding a Note of less than $2,000. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the method it has chosen for the selection of Notes and the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.5. Notice of Redemption. Notice of redemption shall be given in the manner provided for in Section 14.1 not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed. At the Issuers’ written request, the Trustee shall give notice of redemption in the Issuers’ name and at the Issuers’ expense; provided, however, that the Issuers shall deliver to the Trustee, at least 35 days (or such shorter period of time as shall be satisfactory to the Trustee) prior to the Redemption Date, an Officer’s Certificate requesting that the Trustee give such notice at the Issuers’ expense and setting forth the information to be stated in such notice as provided in the following items.

All notices of redemption shall state:

(i) the Redemption Date,

(ii) the redemption price and the amount of accrued and unpaid interest to, but not including, the Redemption Date payable as provided in Section 5.7, if any,

(iii) if less than all outstanding Notes are to be redeemed, the method for selecting the Notes to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(iv) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(v) that on the Redemption Date the redemption price (and accrued interest, if any, to, but not including, the Redemption Date payable as provided in Section 5.7) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Issuers default in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(vi) the place or places where such Notes are to be surrendered for payment of the redemption price and accrued and unpaid interest, if any,

(vii) the name and address of the Paying Agent,

(viii) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(ix) the CUSIP/ISIN numbers, that no representation is made as to the accuracy or correctness of the CUSIP/ISIN numbers, if any, listed in such notice or printed on the Notes, and any redemption shall not be affected by any defect in such CUSIP/ISIN numbers, and

(x) the paragraph of the Notes pursuant to which the Notes are to be redeemed.

Notices of any redemption upon any Equity Offering may be given prior to the completion thereof, and any redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the Equity Offering.

SECTION 5.6. Deposit of Redemption Price. Prior to 10:00 a.m., New York City time, on any Redemption Date, the Issuers shall deposit with the Paying Agent (or, if the Company, QS Wholesale or a Wholly Owned Subsidiary that is a Domestic Subsidiary is a Paying Agent, shall segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the redemption price of, and accrued and unpaid interest on, all the Notes which are to be redeemed on that date other than Notes or portions of Notes called for redemption that are beneficially owned by the Issuers and have been delivered by the Issuers to the Trustee for cancellation.

SECTION 5.7. Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes or portions of Notes so to be redeemed shall, on the Redemption Date, subject to the satisfaction of any applicable conditions precedent in accordance with Section 5.5, become due and payable at the redemption price therein specified (together with accrued and unpaid interest, if any, to, but not including, the Redemption Date), and from and after such date (unless the Issuers shall default in the payment of the redemption price and accrued and unpaid interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuers at the redemption price, together with accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

SECTION 5.8. Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article V) shall be surrendered at the office or agency of the Issuers maintained for such purpose pursuant to Section 3.12 (with, if the Issuers or the Trustee so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuers and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Issuers, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided, that each such new Note will be issued in denominations of $2,000 or an integral multiple of $1,000 in excess thereof.

ARTICLE VI

Defaults and Remedies

SECTION 6.1. Events of Default. Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

(3) failure by the Company, QS Wholesale or any Subsidiary Guarantor to comply for 60 days after receipt of written notice given by the Trustee or the Holders of 25% in principal amount of the outstanding Notes of default under any of the obligations, covenants, or agreements of the Company, QS Wholesale or such Subsidiary Guarantor, as applicable, contained in this Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, QS Wholesale or any of the Restricted Subsidiaries (or the payment of which is Guaranteed by the Company, QS Wholesale or any of the Restricted Subsidiaries), other than Indebtedness owed to the Company, QS Wholesale or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay at the final Stated Maturity the stated principal amount of, or interest or premium, if any, on such Indebtedness (after giving effect to any applicable grace periods) (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25,000,000 or more;

(5) the Company, QS Wholesale or a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company, QS Wholesale and the Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case or proceeding;

(B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;

(F) takes any corporate action to authorize or effect any of the foregoing; or

(G) takes any comparable action under any foreign laws relating to insolvency;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief in an involuntary case against the Company, QS Wholesale or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company, QS Wholesale and the Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Law;

(B) appoints a Custodian for all or substantially all of the property of the Company, QS Wholesale or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company, QS Wholesale and the Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Law;

(C) orders the winding up or liquidation of the Company, QS Wholesale or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company, QS Wholesale and the Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Law; and

(D) in each case, the order, decree or relief remains unstayed and in effect for 60 days;

(7) failure by the Company, QS Wholesale or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company, QS Wholesale and the Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25,000,000 (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”);

(8) any Notes Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company, QS Wholesale and the Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under this Indenture or its Notes Guarantee; or

(9) unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, (x) default by the Company, QS Wholesale or any Subsidiary Guarantor in the performance of the Security Documents which materially adversely affects the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral, (y) the repudiation or disaffirmation by the Company, QS Wholesale or any Subsidiary Guarantor of its material obligations under the Security Documents or (z) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company, QS Wholesale or any Subsidiary Guarantor party thereto for any reason with respect to a material portion of the Collateral and, in the case of any event described in subclauses (x) through (z), such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Issuers receive written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes and demanding that such default be remedied.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The Company shall deliver to the Trustee, promptly, but in no event later than 30 days after, an Officer of the Company becomes aware of any events which would constitute an Event of Default under clauses (3), (4), (5), (6), (7), (8) or (9) of this Section 6.1 in the form of an Officer’s Certificate, which Officer’s Certificate shall provide their status and what action the Company is taking or proposing to take in respect thereof.

SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default described in clauses (5) and (6) of Section 6.1) occurs and is continuing, the Trustee by notice to the Issuers, or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Issuers and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) of Section 6.1 shall be remedied or cured by the Company, QS Wholesale or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default described in clauses (5) and (6) of Section 6.1 occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of (or premium, if any) or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4. Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Notes by notice to the Trustee may waive (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) an existing Default or Event of Default and rescind any such acceleration with respect to the Notes and its consequences except (i) a Default or Event of Default in the payment of the principal, premium or interest on the Notes or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected, if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5. Control by Majority. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.6. Limitation on Suits. Subject to the provisions of this Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings (including, in particular, any insolvency proceedings pursuant to any Bankruptcy Law) relative to the Company, QS Wholesale, the Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it, its agents and its counsel pursuant to Section 7.7 and any other amounts due the Trustee hereunder. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities. Subject to the terms of, and to the extent permitted by the terms of, the Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article VI, including any amounts received from the Collateral Agent, it shall pay out the money or property in the following order:

First: to the Trustee for amounts due under Section 7.7;

Second: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

Third: to the Issuers.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuers shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuers, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee

SECTION 7.1. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered the Trustee indemnity or security satisfactory to the Trustee in its sole discretion against loss, liability or expense.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or otherwise verify the contents thereof).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 or Section 6.6.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.2. Rights of Trustee. (a) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document; but the Trustee may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, QS Wholesale and the Company’s Subsidiaries at reasonable times and in a reasonable manner, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i), during any period it is serving as Registrar and Paying Agent for the Notes, any Event of Default occurring pursuant to Section 6.1(1) and 6.1(2), or (ii) any Default or Event of Default of which a Responsible Officer shall have received written notification or obtained “actual knowledge.” “Actual knowledge” shall mean the actual fact or statement of knowing by a Responsible Officer without independent investigation with respect thereto.

(h) Delivery of the reports, information and documents to the Trustee pursuant to Section 3.2 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(i) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(k) The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-paying agent may do the same with like rights. In addition, the Trustee shall be permitted to engage in transactions with the Issuers; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Company, QS Wholesale or the Subsidiary Guarantors in

this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Responsible Officer has actual knowledge thereof, the Trustee shall mail to each Holder notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium (if any), or interest on any Note (including payments pursuant to the required repurchase provisions of such Note, if any), the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6. Notice of Listing. The Issuers agree to notify promptly the Trustee in writing whenever the Notes become listed on any stock exchange or any delisting thereof.

SECTION 7.7. Compensation and Indemnity. The Issuers and the Subsidiary Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its services as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers and the Subsidiary Guarantors, jointly and severally, shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel retained by the Trustee in connection with the delivery of an Opinion of Counsel or otherwise, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuers and the Subsidiary Guarantors, jointly and severally, shall indemnify the Trustee, and each of its officers, directors, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuers or otherwise). The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers shall defend the claim and the Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel. The Issuers and the Subsidiary Guarantors need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence, subject to the exceptions contained in Section 7.1(c).

To secure the Issuers’ and the Subsidiary Guarantors’ payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or indebtedness of the Issuers or the Subsidiary Guarantors.

The Issuers’ payment obligations pursuant to this Section 7.7 and any lien arising hereunder shall survive the discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in Sections 6.1(5) or 6.1(6), the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8. Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuers. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Issuers and the Trustee, as the case may be, in writing and may appoint a successor Trustee. The Issuers shall remove the Trustee if:

(1) the Trustee is adjudged bankrupt or insolvent;

(2) a receiver or other public officer takes charge of the Trustee or its property; or

(3) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuers or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition, at the expense of the Issuers, any court of competent jurisdiction for the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuers’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation, banking association or other entity, the resulting, surviving or transferee entity without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.1. Satisfaction and Discharge. (a) Subject to Section 8.1(c), this Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder when (i) either (x) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation; or (y) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee pursuant to Article V in the name, and at the expense, of the Issuers, and the Company, QS Wholesale or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Obligations, or a combination of cash in U.S. dollars and U.S. dollar-denominated Government Obligations, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to, but not including, the date of maturity or redemption; (ii) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company, QS Wholesale or any Subsidiary Guarantor is a party or by which the Company, QS Wholesale or any Subsidiary Guarantor is bound; (iii) the Company, QS Wholesale or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under this Indenture and not provided for by the deposit required by clause (i)(y) above; and (iv) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Company shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(b) Subject to Sections 8.1(c) and 8.2, the Issuers at their option and at any time may terminate (i) all the obligations of the Issuers and any Subsidiary Guarantor under the Notes, the Notes Guarantees and this Indenture (“legal defeasance option”), and after giving effect to such legal defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default or (ii) the obligations of the Issuers and any Subsidiary Guarantor under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.19 and 4.1(vi), and the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants or provisions shall no longer constitute a Default or an Event of Default under Sections 6.1(3) , 6.1(4), 6.1(5) (but only with respect to a Significant Subsidiary or a group of Restricted Subsidiaries that would constitute a Significant Subsidiary), 6.1(6) (but only with respect to a Significant Subsidiary or group of Restricted Subsidiaries that would constitute a Significant Subsidiary), 6.1(7), 6.1(8) and 6.1(9) (“covenant defeasance option”), but except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby. The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option.

If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default, and the Notes Guarantees in effect at such time shall terminate. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.1(3) (but only as it relates to an Event of Default as a result of a default under Section 4.1(vi) or Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9 and 3.19), 6.1(4), 6.1(5) (but only with respect to a Significant Subsidiary or a group of Restricted Subsidiaries that would constitute a Significant Subsidiary), 6.1(6) (but only with respect to a Significant Subsidiary or a group of Restricted Subsidiaries that would constitute a Significant Subsidiary), 6.1(7), 6.1(8) and 6.1(9) or because of the failure of the Company or QS Wholesale to comply with Section 4.1(vi).

Upon satisfaction of the conditions set forth herein and upon request of the Issuers, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.

(c) Notwithstanding the provisions of Sections 8.1(a) and (b), the Issuers’ obligations in Sections 2.3, 2.4, 2.5, 2.6, 7.1, 7.2, 7.7, 7.8, 8.4, 8.5 and 8.6 shall survive until the Notes have been paid in full. Thereafter, the Issuers’ and the Subsidiary Guarantors’ obligations in Sections 7.7, 8.4 and 8.5 shall survive.

SECTION 8.2. Conditions to Defeasance. The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:

(1) the Issuers shall irrevocably deposit in trust (the “defeasance trust”) with the Trustee for the benefit of the Holders money in U.S. dollars, U.S. dollar-denominated Government Obligations or a combination thereof the principal of and interest (without reinvestment) on which shall be sufficient, or a combination thereof sufficient, for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be;

(2) in the case of a deposit of U.S. dollar-denominated Government Obligations, the Issuers shall deliver to the Trustee a certificate from a nationally recognized independent firm of certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. dollar-denominated Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to redemption or maturity;

(3) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to this Indenture resulting from the incurrence of Indebtedness, all or a portion of which shall be used to defease the Notes concurrently with such incurrence);

(4) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under this Indenture or any other material agreement or instrument to which the Company, QS Wholesale or any of the Company’s Subsidiaries is a party or by which the Company, QS Wholesale or any of the Company’s Subsidiaries is bound;

(5) the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that (A) the Notes and (B) assuming no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the deposit and that no Holder is an insider of the Issuers, after the 91st day following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ right generally;

(6) the deposit does not constitute a default under any other agreement binding on the Issuers;

(7) the Issuers deliver to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(8) in the case of the legal defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States stating that (i) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and legal defeasance had not occurred;

(9) in the case of the covenant defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and covenant defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

(10) the Issuers deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes and this Indenture as contemplated by this Article VIII have been complied with.

SECTION 8.3. Application of Trust Money. The Trustee shall hold in trust money or Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4. Repayment to the Issuers. Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon Issuer Order any money or Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized independent firm of certified public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable, provided that the Trustee shall not be required to liquidate any Government Obligations in order to comply with the provisions of this paragraph.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuers for payment as general creditors.

SECTION 8.5. Indemnity for Government Obligations. The Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Obligations or the principal and interest received on such Government Obligations.

SECTION 8.6. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuers under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuers have made any payment of interest on or principal of any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.1. Without Consent of Holders. Notwithstanding Section 9.2, the Issuers, the Subsidiary Guarantors and the Trustee and/or the Collateral Agent, as applicable, may amend or supplement this Indenture, a Notes Guarantee, the Notes or the Security Documents without notice to or consent of any Holder to:

(1) cure any ambiguity, omission, defect or inconsistency; provided that such modification or amendment does not adversely affect the interests of the Holders in any material respect; provided, further, that any amendment made solely to conform the provisions of this Indenture or any of the Security Documents to the description of the Notes or such Security Document, as the case may be, contained in the Offering Memorandum will not be deemed to materially adversely affect the interests of the Holders, all as provided in an Officer’s Certificate;

(2) provide for the assumption by a successor corporation of the obligations of the Company, QS Wholesale or any Subsidiary Guarantor under this Indenture and the Security Documents in accordance with Article IV;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) add Guarantees with respect to the Notes or release a Subsidiary Guarantor in accordance with the terms of this Indenture or upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of this Indenture;

(5) add to the Collateral securing the Notes;

(6) provide for the release of Collateral from the Note Liens and the Security Documents in accordance with the terms of the Security Documents, the Intercreditor Agreement and this Indenture;

(7) evidence and provide for successor trustees and/or collateral agents;

(8) mortgage, pledge, hypothecate or grant a Lien in favor of the collateral agent(s) for the benefit of the Trustee and the Holders (and the holders or lenders of ABL Liens or Permitted Additional Pari Passu Obligations) as additional security for the payment and performance of the Issuers’ and any Subsidiary Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(9) secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the Intercreditor Agreement;

(10) add to the covenants of the Company, QS Wholesale or any Subsidiary Guarantor for the benefit of the Holders or surrender any right or power conferred upon the Company, QS Wholesale or any Subsidiary Guarantor;

(11) make any change that does not adversely affect the rights of any Holder;

(12) provide for a reduction in the minimum denominations of the Notes; or

(13) provide for the issuance of Additional Notes.

After an amendment or supplement under this Section 9.1 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.

SECTION 9.2. With Consent of Holders. The Issuers, the Subsidiary Guarantors and the Trustee and/or the Collateral Agent, as applicable, may amend or supplement this Indenture, a Notes Guarantee, the Notes or the Security Documents without notice to any Holder but with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Any past default or non-compliance with any provision of this Indenture, a Notes Guarantee or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes outstanding whose Holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may or shall be redeemed or repurchased as described under Section 3.7, Section 3.9 or Article V or any similar provision, whether through an amendment or waiver of Section 3.7, Section 3.9 or Article V, related definitions or otherwise;

(5) make any Note payable in a currency other than that stated in the Note;

(6) impair the right of any Holder to receive payment of, premium, if any, principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(8) except in compliance with the terms thereof, modify the Notes Guarantees in any manner adverse to the Holders, or release any Subsidiary Guarantor from any of its obligations under its Notes Guarantee or this Indenture.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Note Liens will require consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment under this Section 9.2 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.2. The consent of the Collateral Agent shall not be necessary for any amendment, supplement or waiver to this Indenture, except for any amendment, supplement or waiver to Article X or XI or as to this sentence.

SECTION 9.3. Revocation and Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. Any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective or otherwise in accordance with any related solicitation documents. After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of clauses (1) through (8) of Section 9.2, in which case the amendment, supplement, waiver or other action shall bind each Holder who has consented to it and every subsequent Holder of the Note(s) that evidence(s) the same debt as the consenting Holder’s Note(s). An amendment, supplement or waiver shall become effective upon receipt by the Trustee of the requisite number of written consents under Section 9.1 or 9.2 as applicable.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 120 days after such record date.

SECTION 9.4. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuers or the Trustee so determine, the Issuers in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5. Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment, supplement or waiver the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and shall receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Subsidiary Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE X

Intercreditor Agreement

SECTION 10.1. Intercreditor Agreement. Each Holder by accepting a Note agrees that the Note Liens and any enforcement rights and the acceleration of remedies relating thereto are subject to the terms of the Intercreditor Agreement. The Holders by accepting a Note hereby authorize the Collateral Agent to enter into the Intercreditor Agreement on behalf of the Holders and agree that the Holders shall comply with the provisions of the Intercreditor Agreement applicable to them in their capacities as such to the same extent as if the Holders were parties thereto.

Additionally, provided that no Event of Default has occurred and is continuing, the Trustee shall, upon written request of the Company enter into and direct the Collateral Agent to enter into amendments to the Intercreditor Agreement or an additional intercreditor agreement with the agent for the holders of any ABL Obligations on terms and conditions that, in the good faith determination of the Company, are not less favorable to the Holders of Notes than the terms of the Intercreditor Agreement and thereafter such amended or new intercreditor agreement shall be deemed to be the Intercreditor Agreement for all purposes of this Indenture.

In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Indenture, the terms of the Intercreditor Agreement shall govern and control.

ARTICLE XI

Collateral

SECTION 11.1. Security Documents. The Indenture Obligations are secured as provided in the Security Documents and will be secured by Security Documents hereafter. The

Issuers shall, and shall cause each Subsidiary Guarantor to, and each Subsidiary Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain (at the sole cost and expense of the Issuers and the Subsidiary Guarantors) the security interest created by the Security Documents in the Collateral as a perfected security interest to the extent perfection is required by the Security Documents, subject only to Permitted Liens.

SECTION 11.2. Collateral Agent. (a) The Collateral Agent shall have all the rights and protections provided in the Security Documents and, additionally, shall have all the rights and protections provided to the “Trustee” under Article VII.

(b) Subject to Section 7.1, none of the Collateral Agent, Trustee, Paying Agent or Registrar nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Note Liens, or any defect or deficiency as to any such matters.

(c) Except as required or permitted by the Security Documents, the Holders, by accepting a Note, acknowledge that the Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person, except in accordance with the Security Documents;

(2) to foreclose upon or otherwise enforce any Note Lien; or

(3) to take any other action whatsoever with regard to any or all of the Note Liens, Security Documents or Collateral.

SECTION 11.3. Authorization of Actions to Be Taken. (a) Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Collateral Agent to enter into the Security Documents to which it is a party, authorizes and empowers the Collateral Agent to execute and deliver the Intercreditor Agreement and authorizes and empowers the Collateral Agent to bind the Holders of Notes as set forth in the Security Documents to which the Collateral Agent is a party and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

(b) The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Agent under the Security Documents to which the Trustee is a party and, subject to the terms of the Security Documents, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(c) Subject to the provisions of Section 7.1, Section 7.2 and the Security Documents, the Trustee may, at the direction of the Holders of a majority in principal amount of the outstanding Notes, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1) foreclose upon or otherwise enforce any or all of the Note Liens;

(2) enforce any of the terms of the Security Documents to which the Collateral Agent is a party; or

(3) collect and receive payment of any and all Indenture Obligations.

Subject to the Intercreditor Agreement and at the Issuers’ sole cost and expense, the Trustee is hereby authorized and empowered by each Holder of Notes (by its acceptance thereof) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem reasonably expedient to protect or enforce the Note Liens or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem reasonably expedient, at the Issuers’ sole cost and expense, to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Note Liens or be prejudicial to the interests of Holders or the Trustee.

Whenever reference is made in this Indenture to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Trustee or the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Trustee or the Collateral Agent, it is understood that in all cases the Trustee or the Collateral Agent shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed by the Holders. This provision is intended solely for the benefit of the Trustee and the Collateral Agent and their successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

SECTION 11.4. Release of Collateral. Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and the Intercreditor Agreement. In addition, the Issuers and the Subsidiary Guarantors will be entitled to the automatic release of assets included in the Collateral from the Liens securing the Notes, and the Trustee shall (or, if the Trustee is not then the Collateral Agent, shall direct the Collateral Agent to) release the same from such Liens at the Issuers’ sole cost and expense, under any one or more of the following circumstances without the need for any further action by any Person:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole upon satisfaction and discharge of this Indenture or a legal defeasance or covenant defeasance, in each case pursuant to Article VIII;

(3) in part, as to any property that (a) is sold, transferred or otherwise disposed of by an Issuer or any Subsidiary Guarantor (other than to an Issuer or another Subsidiary Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Notes Guarantee pursuant to Section 13.2, concurrently with the release of such Notes Guarantee;

(4) as to property that constitutes all or substantially all of the Collateral securing the Notes, with the consent of Holders of at least 66  2/3% in aggregate principal amount of the Notes then outstanding;

(5) as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding; or

(6) in whole or in part, in accordance with the applicable provisions of the Security Documents.

SECTION 11.5. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XI upon the Issuers or a Subsidiary Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or a Subsidiary Guarantor or of any officer or officers thereof required by the provisions of this Article XI; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

SECTION 11.6. Voting. In connection with any matter under the Security Agreement requiring a vote of holders of Notes Obligations, the holders of such Notes Obligations shall be treated as a single class and the Holders shall cast their votes in accordance with this Indenture. The amount of the Notes to be voted by the Holders will equal the aggregate outstanding principal amount of the Notes. Following and in accordance with the outcome of the applicable vote under this Indenture, the Trustee shall vote the total amount of the Notes as a block in respect of any vote under the Security Agreement.

ARTICLE XII

Application of Trust Monies

SECTION 12.1. Notes Loan Priority Account. No later than the first date on which an Issuer or any Subsidiary Guarantor receives any Trust Monies, there shall be established and, at all times thereafter until this Indenture shall have terminated, there shall be maintained with the Collateral Agent the Notes Loan Priority Account. The Notes Loan Priority Account shall be established and maintained (x) by the Collateral Agent at the office of the Collateral Agent or (y) at any other depositary institution described in clause (iv) of the definition of “Cash Equivalents,” so long as the Collateral Agent has Control (as defined in the Security Agreement) over such Notes Loan Priority Account; provided that Control shall not be required until the date that is 60 days after the date on which the Notes Loan Priority Account is established. For the avoidance of doubt, no other deposit account or securities account shall be, or shall be deemed to be, the Notes Loan Priority Account, and Trust Monies shall include only cash and Cash Equivalents required to be deposited into the Notes Loan Priority Account pursuant to the terms of this Indenture. The Issuers shall cause all Trust Monies (other than Net Available Cash from an Asset Disposition) to be deposited in the Notes Loan Priority Account and shall cause Net Available Cash from an Asset Disposition to be deposited in the Notes Loan Priority Account to the extent required by Section 12.2. Any such Trust Monies shall be held by and under the dominion and control of the Collateral Agent for its benefit and for the benefit of the Notes Secured Parties (as defined in the Security Agreement) as a part of the Collateral until released in accordance with this Article XII.

SECTION 12.2. Deposit of Net Available Cash from an Asset Disposition. The Issuers and the Subsidiary Guarantors shall deposit in the Notes Loan Priority Account (i) any amount required to be so deposited pursuant to clause (3) of Section 3.7(a), (ii) an amount equal to net cash proceeds in excess of $10,000,000 of any Notes Priority Collateral taken by eminent domain, expropriation or other similar governmental taking and (iii) an amount equal to net cash proceeds in excess of $10,000,000 of insurance upon any part of the Notes Priority Collateral. The net cash proceeds of any condemnation or casualty event described in clauses (ii) or (iii) of the preceding sentence will be deemed to be Net Available Cash from an Asset Disposition.

SECTION 12.3. Withdrawal of Net Available Cash in Connection with Reinvestments. To the extent that any Trust Monies consist of Net Available Cash from an Asset Disposition, such Trust Monies may be withdrawn by the Issuers from such Notes Loan Priority Account (upon, if the notice of exclusive control is delivered with respect to such Notes Loan Priority Account in accordance with the terms thereof, the direction of the Trustee) to reimburse the Issuers or Subsidiary Guarantor for expenditures made, or to pay costs to be incurred, by the Issuers or such Subsidiary Guarantor in connection with a reinvestment of such Net Available Cash or repayment of Indebtedness with such Net Available Cash, in each case in compliance with clause (4) of Section 3.7(a).

SECTION 12.4. Withdrawal of Net Available Cash to Fund an Asset Disposition Offer or Release Following an Asset Disposition Offer. To the extent that any Trust Monies consist of Net Available Cash from an Asset Disposition and an Asset Disposition Offer has been made in accordance with Section 3.7(b), such Trust Monies may be withdrawn by the Issuers and shall be paid by the Trustee to the Paying Agent for application in accordance with Section 3.7 upon receipt by the Trustee and the Collateral Agent of an Officer’s Certificate, dated not more than ten (10) days prior to the Asset Disposition Purchase Date, setting forth the amount of Excess Proceeds, as applicable, subject to the Asset Disposition Offer and the date on which Notes and Permitted Additional Pari Passu Obligations are to be purchased, and to the effect that:

(1) (x) such Trust Monies constitute Net Available Cash and (y) pursuant to and in accordance with Section 3.7, the Issuers have made an Asset Disposition Offer; and

(2) all conditions precedent and covenants herein provided for such application of Trust Monies have been satisfied.

Upon compliance with the foregoing provisions of this Section 12.4, the Trustee shall apply the Trust Monies as directed and specified by the Issuers, subject to Section 3.7 (including to return to the Issuers any such amount of Excess Proceeds that is subject to the Asset Disposition Offer and which is not required to be applied to the purchase of Notes, Permitted Additional Pari Passu Obligations or other Indebtedness pursuant to Section 3.7).

SECTION 12.5. Investment of Trust Monies. So long as no Default or Event of Default shall have occurred and be continuing, all or any part of any Trust Monies held by (or held in an account subject to the sole Control of) the Collateral Agent shall from time to time be invested or reinvested in any Cash Equivalents pursuant to a request by the Company in the form of an Officer’s Certificate, which shall specify the Cash Equivalents in which such Trust Monies shall be invested and shall certify that such investments constitute Cash Equivalents; and such Cash Equivalent may only be sold upon receipt of a written request by the Company specifying the particular Cash Equivalent to be sold. So long as no Default or Event of Default occurs and is continuing, any interest or dividends accrued, earned or paid on such Cash Equivalents (in excess of any accrued interest or dividends paid at the time of purchase) that may be received by the Collateral Agent shall be forthwith paid to the Issuers. Such Cash Equivalents shall be held by (or held in an account subject to the sole Control of) the Collateral Agent as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents.

The Trustee and the Collateral Agent shall not be liable or responsible for any loss, fee, tax or other charge resulting from such investments, reinvestments or sales except only for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct in complying with this Section 12.5.

SECTION 12.6. Application of Other Trust Monies. The Collateral Agent shall return all Trust Monies to the Issuers upon any legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture in accordance with Article VIII. The Collateral Agent shall have all rights and remedies with respect to the Notes Loan Priority Account and any Trust Monies as provided in the Security Documents.

ARTICLE XIII

Notes Guarantees

SECTION 13.1. Guarantees. The Subsidiary Guarantors hereby unconditionally guarantee, on a senior secured basis and as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuers under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, QS Wholesale or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) (all the foregoing being hereinafter collectively called the “Obligations”). The Obligations of each of the Subsidiary Guarantors under the Notes Guarantees shall rank equally in right of payment with other Indebtedness of each such Subsidiary Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Notes Guarantee. Each Subsidiary Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article XIII notwithstanding any extension or renewal of any Obligation.

Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Notes or the Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuers or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Subsidiary Guarantor; or (f) any change in the ownership of the Company or QS Wholesale. Each Subsidiary Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

The obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

Each Subsidiary Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Obligations or such Subsidiary Guarantor is released from its Guarantee upon the merger, amalgamation or the sale of all the Capital Stock or all or substantially all of the assets of the Subsidiary Guarantor in compliance with Section 13.2 or otherwise in accordance with the terms of this Indenture. Each Subsidiary Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuers or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Issuers to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purposes of this Guarantee.

Each Subsidiary Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section 13.1.

SECTION 13.2. Limitation on Liability; Termination, Release and Discharge.

(a) The obligations of each Subsidiary Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Revolving Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Notes Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Notes Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

(b) In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, amalgamation, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not the Company, QS Wholesale or a Restricted Subsidiary of the Company (other than a Receivables Entity), such Subsidiary Guarantor shall be released (without any further action on the part of any Person) from its obligations under this Indenture and its Notes Guarantee if: (1) the sale or other disposition is in compliance with this Indenture, including Section 3.7 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such sale or other disposition in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time) and Section 3.10; and (2) all the obligations of such Subsidiary Guarantor under all Credit Facilities and related documentation and any other agreements relating to any other Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary terminate upon consummation of such transaction.

(c) Each Subsidiary Guarantor shall be deemed released from all its obligations under this Indenture and its Notes Guarantee, and such Notes Guarantee shall terminate, upon the legal defeasance or covenant defeasance of the Notes pursuant to the provisions of Article VIII.

(d) A Subsidiary Guarantor shall be deemed released from all of its obligations under this Indenture and its Notes Guarantee, and such Notes Guarantee shall terminate, if (1) such Subsidiary Guarantor is released from its Guarantees of, and all pledges and security interests granted in connection with, a Credit Facility and any other Indebtedness of the Company, QS Wholesale or any Restricted Subsidiary or (2) the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the applicable provisions of this Indenture.

(e) Upon any release of a Subsidiary Guarantor from its Notes Guarantee, such Subsidiary Guarantor shall also be automatically and unconditionally released from its obligations under the Security Documents.

SECTION 13.3. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that any Subsidiary Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Notes Guarantees, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against the Issuers or any other Subsidiary Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 13.3 shall in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Holders, and each Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

SECTION 13.4. No Subrogation. Notwithstanding any payment or payments made by each Subsidiary Guarantor hereunder, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuers or any other Subsidiary Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuers or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Trustee, the Collateral Agent and the Holders by the Issuers on account of the Obligations are paid in full. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Trustee, if required), to be applied against the Obligations.

SECTION 13.5. Execution and Delivery of Notes Guarantee. To evidence its Notes Guarantee set forth in Section 13.1, each Subsidiary Guarantor hereby agrees that a notation of such Notes Guarantee substantially in the form included in Exhibit B shall be endorsed by an Officer of such Subsidiary Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Subsidiary Guarantor by an Officer.

Each Subsidiary Guarantor hereby agrees that its Notes Guarantee set forth in Section 13.1 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Notes Guarantee.

If an Officer whose signature is on this Indenture or on the Notes Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Notes Guarantee is endorsed, the Notes Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Notes Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

ARTICLE XIV

Miscellaneous

SECTION 14.1. Notices. Any notice or communication shall be in writing (including facsimile) and delivered in person or mailed by first-class mail addressed as follows:

if to the Issuers: Quiksilver, Inc. QS Wholesale, Inc. c/o Quiksilver, Inc. 15202 Graham Street Huntington Beach, California 92649 Attention: Chief Financial Officer Facsimile No.: (714) 889-2322

if to the Trustee:

Wells Fargo Bank, National Association

625 Marquette Ave., 11th Floor

MAC N9311-110

Minneapolis, MN 55479

Attn: Corporate Trust Services – Administrator for Quiksilver, Inc.

Facsimile No.: (612) 667-9825

if to the Collateral Agent:

Wells Fargo Bank, National Association

625 Marquette Ave., 11th Floor

MAC N9311-110

Minneapolis, MN 55479

Attn: Corporate Trust Services – Administrator for Quiksilver, Inc.

Facsimile No.: (612) 667-9825

The Issuers, the Trustee or the Collateral Agent by notice to the other parties may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the Note Register.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 14.2. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Indenture, except upon the initial issuance of Notes hereunder, the Issuers shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 14.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 14.4. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or by any of their Affiliates (except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Responsible Officer of the Trustee actually knows are so owned) shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 14.5. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 14.6. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York City. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 14.7. Governing Law; Waiver of Jury Trial. This Indenture, the Notes and the Notes Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

EACH OF THE ISSUERS, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 14.8. No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company, QS Wholesale or any of the Subsidiary Guarantors shall not have any liability for any obligations of the Company, QS Wholesale or the Subsidiary Guarantors under the Notes or the Notes Guarantees, as the case may be, or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 14.9. Successors. All agreements of the Company, QS Wholesale and the Subsidiary Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

SECTION 14.10. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.

SECTION 14.11. Variable Provisions. The Issuers initially appoint the Trustee as Paying Agent and Registrar and Notes Custodian with respect to any Global Notes.

SECTION 14.12. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 14.13. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 14.14. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

QUIKSILVER, INC.

By:	/s/ Richard Shields
	Name:	Richard Shields
	Title:	Chief Financial Officer

QS WHOLESALE, INC.

By:	/s/ Richard Shields
	Name:	Richard Shields
	Title:	Chief Financial Officer

DC SHOES, INC., as Guarantor

By:	/s/ Richard Shields
	Name:	Richard Shields
	Title:	Chief Financial Officer

HAWK DESIGNS, INC., as Guarantor

By:	/s/ Richard Shields
	Name:	Richard Shields
	Title:	Chief Financial Officer

MERVIN MANUFACTURING, INC., as Guarantor

By:	/s/ Richard Shields
	Name:	Richard Shields
	Title:	Chief Financial Officer

QS RETAIL, INC., as Guarantor

By:	/s/ Richard Shields
	Name:	Richard Shields
	Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

EXHIBIT A

[FORM OF FACE OF 7.875% SENIOR SECURED NOTES DUE 2018]

[Restricted Notes Legend]

[Depositary Legend, if applicable]

No. [ ]	Principal Amount $[ ],
as revised by the Schedule of Increases
and Decreases in the Global Note attached hereto

	Rule 144A	Regulation S
CUSIP No.	74840D AA8	U7487D AA3
ISIN No.	US74840DAA81	USU7487DAA38

7.875% Senior Secured Notes due 2018

Quiksilver, Inc., a Delaware corporation, and QS Wholesale, Inc., a California corporation, promise to pay to Cede & Co., or registered assigns, the principal sum of $[        ] ([        ] U.S. DOLLARS), as revised by the Schedule of Increases and Decreases in the Global Note attached hereto, on August 1, 2018.

Interest Payment Dates: February 1 and August 1, commencing on February 1, 2014.

Record Dates: January 15 and July 15.

Additional provisions of this Note are set forth on the other side of this Note.

QUIKSILVER, INC.

By:
Name:
Title:

QS WHOLESALE, INC.

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory
Dated:

[FORM OF REVERSE SIDE OF 7.875% SENIOR SECURED NOTES DUE 2018]

7.875% Senior Secured Notes due 2018

1	Interest

Quiksilver, Inc., a Delaware corporation (the “Company”), and QS Wholesale, Inc., a California corporation (“QS Wholesale” and, together with the Company and their respective successors and assigns under the Indenture hereinafter referred to, the “Issuers”), promise to pay interest on the principal amount of this Note at the rate per annum shown above.

The Issuers shall pay interest semiannually on February 1 and August 1 of each year, beginning on February 1, 2014. Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from July 16, 2013. The Issuers shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2	Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of (premium, if any) or interest on any Note is due and payable, the Issuers shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Issuers shall pay interest (except Defaulted Interest) to the Persons who are registered Holders at the close of business on the January 15 and July 15 next preceding the interest payment date even if Notes are cancelled or repurchased after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuers shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by the Depositary. The Issuers shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof as such address shall appear on the Note Register; provided, however, that payments on the Notes represented by Definitive Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept).

3	Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association, the trustee under the Indenture (the “Trustee”), shall act as Paying Agent and Registrar. The Issuers may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company, QS Wholesale or any of the Company’s Wholly Owned Subsidiaries that is a Domestic Subsidiary may act as Paying Agent or Registrar.

4	Indenture

The Issuers issued the Notes under an Indenture dated as of July 16, 2013 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the Subsidiary Guarantors and the Trustee. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms of the Indenture, and Holders are referred to the Indenture for a statement of those terms.

The Notes are general secured senior obligations of the Issuers. The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 7.875% Senior Secured Notes due 2018 referred to in the Indenture. The Notes include (i) $280,000,000 aggregate principal amount of the Issuers’ 7.875% Senior Secured Notes due 2018 issued under the Indenture on July 16, 2013 (herein called “Initial Notes”) and (ii) if and when issued, additional 7.875% Senior Secured Notes due 2018 of the Issuers that may be issued from time to time under the Indenture subsequent to July 16, 2013 (herein called “Additional Notes”). The Initial Notes and Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes, among other things, certain limitations on the Incurrence of Indebtedness by the Issuers and the Restricted Subsidiaries, the payment of dividends and other distributions on the Capital Stock of the Issuers and the Restricted Subsidiaries, the purchase or redemption of Capital Stock of the Issuers and the Restricted Subsidiaries, certain purchases or redemptions of Subordinated Obligations, the sale or transfer of assets and Capital Stock of Subsidiaries, the incurrence of certain Liens, transactions with Affiliates, mergers and consolidations and investments of the Issuers and the Restricted Subsidiaries, provided, however, certain of such limitations shall be suspended if the Notes attain an Investment Grade Rating. In addition, the Indenture limits the ability of the Issuers and the Restricted Subsidiaries to enter into agreements that restrict distributions and dividends from Restricted Subsidiaries and requires the Company to make available SEC information to the Holders as well as requiring certain Restricted Subsidiaries to guarantee the obligations under the Notes and the Indenture.

5	Redemption

Except as described below, the Notes are not redeemable until February 1, 2016. On and after February 1, 2016, the Issuers may redeem the Notes, at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

YEAR	PERCENTAGE

2016	103.938%
2017	101.969%
2018 and thereafter	100.000%

Prior to February 1, 2016, the Issuers may on any one or more occasions redeem up to 35% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 107.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1)	at least 65% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)	the redemption occurs within 90 days after the closing of such Equity Offering.

Prior to February 1, 2016, the Issuers may redeem the Notes, at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If the optional Redemption Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuers. On and after a Redemption Date, interest shall cease to accrue on Notes or portions thereof called for redemption.

In the case of any partial redemption, selection of the Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, the requirements of any Depositary holding the Global Notes or, if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through a Depositary or such Depositary prescribes no method of selection, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that with respect to any Note, such redemption equals $2,000 or an integral multiple of $1,000 in excess thereof. No Notes of $2,000 or less shall be redeemed in part and no redemption shall result in a Holder holding a Note of less than $2,000. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note.

Notices of any redemption upon any Equity Offering may be given prior to the completion thereof, and any redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the Equity Offering.

The Issuers are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. The Issuers may at any time, and from time to time, purchase Notes in the open market or otherwise, at different market prices, subject to compliance with applicable securities laws.

6	Put Provisions

Upon the occurrence of a Change of Control, any Holder shall have the right to require the Issuers to repurchase all or any part of the Notes of such Holder at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture. The Issuers shall be required to make an Asset Disposition Offer in certain circumstances described in the Indenture.

7	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes for a period beginning (1) 15 Business Days before the mailing of a notice of an offer to repurchase Notes and ending at the close of business on the day of such mailing, or (2) 15 days before an interest payment date and ending on such interest payment date.

8	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9	Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuers at their written request unless an abandoned property law designates another person. After any such payment, Holders entitled to the money must look only to the Issuers and not to the Trustee for payment.

10	Defeasance

Subject to certain conditions set forth in the Indenture, the Issuers at any time may terminate some or all of their obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money or Government Obligations for the payment of principal and interest on the Notes to maturity.

11	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, a Notes Guarantee, the Notes and the Security Documents may be amended with the written consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and (ii) subject to certain exceptions, any past default (other than with respect to nonpayment) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuers, the Subsidiary Guarantors and the Trustee may amend the Indenture, the Notes or the Security Documents to cure any ambiguity, omission, defect or inconsistency, to comply with Article IV or Article XIII of the Indenture in respect of the assumption by the Successor Issuer of an obligation of the applicable Issuer or any Subsidiary Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary or otherwise in accordance with the Indenture, to add to the Collateral securing the Notes, to release Collateral in accordance with the terms of the Indenture and the Security Documents, to secure any Permitted Additional Pari Passu Obligations under the Security Documents, to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or to provide for successor trustees and/or collateral agents.

12	Defaults and Remedies

Under the Indenture, Events of Default include (each of which are more specifically described in the Indenture) (i) default for 30 days in payment of interest or additional interest when due on the Notes; (ii) default in payment of principal or premium, if any, on the Notes at Stated Maturity, upon required repurchase or upon optional redemption pursuant to paragraph 5 hereof, upon acceleration or otherwise; (iii) the failure by the Company, QS Wholesale or any Subsidiary Guarantor to comply for 60 days after receipt of written notice given by the Trustee or the Holders of 25% in principal amount of the outstanding Notes of default under any of the obligations, covenants, or agreements of the Company, QS Wholesale or such Subsidiary Guarantor, as applicable, contained in the Indenture or the Notes; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, QS Wholesale or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company, QS Wholesale or any of the Restricted Subsidiaries or is recourse to the Company, QS Wholesale or the Restricted Subsidiaries, by contract or operation of law), other than Indebtedness owed to the Company, QS Wholesale or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay at the final Stated Maturity the stated principal amount or to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”) or (b) results in the acceleration of such Indebtedness prior to its final maturity (the “cross acceleration provision”) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25,000,000 or more; (v) certain events of bankruptcy, insolvency or reorganization of the Company, QS Wholesale or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law (the “bankruptcy provisions”); (vi) failure by the Company, QS Wholesale or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company, QS Wholesale and the Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25,000,000 (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged, waived or stayed for a period of 60 days (the “judgment default provision”); (vii) any Notes Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company, QS Wholesale and the Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Notes Guarantee; or (viii) (x) default by the Company, QS Wholesale or any Subsidiary Guarantor in the performance of the Security Documents which materially adversely affects the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral, (y) the repudiation or disaffirmation by the Company, QS Wholesale or any Subsidiary Guarantor of its material obligations under the Security Documents or (z) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company, QS Wholesale or any Subsidiary Guarantor party thereto for any reason with respect to a material portion of the Collateral and such default, repudiation, disaffirmation or determination is not cured within 60 days after the Issuers receive written notice thereof from the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes. However, a default under clause (iii) or (viii) above will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in such clause after receipt of such notice. If an Event of Default (other than an Event of Default described in clause (v) above) occurs and is continuing, the Trustee by notice to the Issuers or the Holders of at least 25% in principal amount of the outstanding Notes may declare all the Notes to be due and payable immediately. If an Event of Default described in clause (v) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

13	Trustee Dealings with the Issuers

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.

14	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or QS Wholesale shall not have any liability for any obligations of the Issuers under the Notes or the Indenture or the Notes Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

17	CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Issuers have caused CUSIP and ISIN numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

18	Defined Terms

As used in this Note, terms defined in the Indenture are used herein as therein defined.

19	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuers shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture, which has in it the text of this Note in larger type. Requests may be made to:

Quiksilver, Inc.

QS Holdings, Inc.

15202 Graham Street

Huntington Beach, CA 92649

Attention: Chief Financial Officer

Facsimile No.: (714) 889-2322

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuers or any Affiliate of the Issuers, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

1	☐ acquired for the undersigned’s own account, without transfer; or

2	☐ transferred to the Issuers; or

3	☐ transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

4	☐ transferred pursuant to an effective registration statement under the Securities Act; or

5	☐ transferred pursuant to and in compliance with Regulation S under the Securities Act; or

6	☐ transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Trustee or the Issuers may require, prior to registering any such transfer of the Notes, in their sole discretion, such legal opinions, certifications and other information as the Trustee or the Issuers may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:	NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 3.7 or 3.9 of the Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

For value received, each Subsidiary Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of July 16, 2013 (the “Indenture”), among Quiksilver, Inc., QS Wholesale, Inc., the Subsidiary Guarantors listed on the signature pages thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and collateral agent, (a) the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuers to the Holders or the Trustee under the Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceedings, relating to the Issuers or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding). The obligations of the Subsidiary Guarantors to the Holders and to the Trustee pursuant to the Notes Guarantee and the Indenture are expressly set forth in Article XIII of the Indenture and reference is hereby made to the Indenture for the precise terms of the Notes Guarantee, which terms are incorporated herein by reference.

[Subsidiary Guarantor]

By:
Name:
Title:

B-1

EXHIBIT C

FORM OF INDENTURE SUPPLEMENT TO

ADD SUBSIDIARY GUARANTORS TO GUARANTEE NOTES

This Supplemental Indenture and Notes Guarantee, dated as of [                 ], 20     (this “Supplemental Indenture” or “Guarantee”), among [name of future Subsidiary Guarantor] (the “New Subsidiary Guarantor”), Quiksilver, Inc. (together with its successors and assigns, the “Company”), QS Wholesale, Inc. (together with its successors and assigns, “QS Wholesale” and, together with the Company, the “Issuers”), each other then existing Subsidiary Guarantor under the Indenture referred to below (the “Subsidiary Guarantors”), Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below, and Wells Fargo Bank, National Association, as Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, QS Wholesale, the Subsidiary Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an Indenture, dated as of July 16, 2013 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 7.875% Senior Secured Notes due 2018 of the Issuers (the “Notes”);

WHEREAS, Section 3.10 of the Indenture provides that the Company shall not permit any of its current or future Domestic Subsidiaries (other than QS Wholesale) to either (1) guarantee the payment of any Indebtedness of the Company, QS Wholesale or any other Restricted Subsidiary or (2) otherwise become an obligor, including as a co-borrower, under a Credit Facility incurred pursuant to clause (1) of Section 3.3(b) under the Indenture, unless such Domestic Subsidiary simultaneously executes and delivers to the Trustee a Notes Guarantee pursuant to which such Subsidiary Guarantor shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all sums due and owing to the Trustee on a senior basis; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Collateral Agent, the Company, QS Wholesale and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantors, the Company, QS Wholesale, the Trustee, the Collateral Agent and the New Subsidiary Guarantor mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The New Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The New Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.2 Guarantee. The New Subsidiary Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as a surety, jointly and severally with each other Subsidiary Guarantor, to each Holder and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations pursuant to Article XIII of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices. All notices and other communications to the New Subsidiary Guarantor shall be given as provided in the Indenture to the New Subsidiary Guarantor, at its address set forth below, with a copy to the Issuers as provided in the Indenture for notices to the Issuers.

[Name of future New Subsidiary Guarantor]

[                    ]

[                    ]

[Attention:                     ]

[Facsimile No.: (    ) -         ]

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

SECTION 3.7 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW SUBSIDIARY GUARANTOR],
as a Subsidiary Guarantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

QUIKSILVER, INC.

By:
Name:
Title:

QS WHOLESALE, INC.

By:
Name:
Title:

[OTHER SUBSIDIARY GUARANTORS]

By:
Name:
Title: